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As filed with the Securities and Exchange Commission on April 21, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEXCEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Organization or Incorporation)	3089 (Primary Standard Industrial Classification Code Number)	94-1109521 (I.R.S. Employer Identification Number)
Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Ira J. Krakower, Esq.
Senior Vice President, General Counsel and Secretary
Hexcel Corporation
281 Tresser Boulevard
Stamford, Connecticut 06901-3238
(203) 969-0666
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Joseph A. Coco, Esq. Thomas W. Greenberg, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

6.75% Senior Subordinated Notes due 2015	$225,000,000	100%	$225,000,000	$26,483

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended.

        The registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to the said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 21, 2005

PROSPECTUS

Hexcel Corporation

Offer to Exchange $225,000,000 Aggregate Principal Amount of
6.75% Senior Subordinated Notes due 2015 Which Have Been
Registered Under the Securities Act of 1933
for $225,000,000 Aggregate Principal Amount of
6.75% Senior Subordinated Notes due 2015

The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2005,
unless we extend the exchange offer

Terms of the exchange offer:

  •
  We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

  •
  We believe that the exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the exchange notes are identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

        This investment involves risks. See "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2005

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Hexcel notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, covering the notes to be issued in the exchange offer. This prospectus does not contain all of the information included in the Registration Statement.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Hexcel files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or from our web site at www.hexcel.com. However, the information on our web site does not constitute a part of this prospectus.

        In this document, we "incorporate by reference" important business and financial information about us from documents we file with the SEC, which means that we can disclose this information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until the offering is completed:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  Proxy Statement for the 2005 Annual Meeting of Stockholders of Hexcel Corporation filed on April 15, 2005; and

  •
  Current Reports on Form 8-K dated January 12, 2005; January 19, 2005; January 27, 2005; January 31, 2005; February 4, 2005; March 2, 2005; and April 1, 2005.

        You may request a copy of any of these filings at no cost by writing or telephoning Hexcel at: Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901, (203) 969-0666, Attention: Investor Relations.

        If at any time during the two-year period following the later of the date of original issue of the notes and the date of issue with respect to additional notes, if any, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes.

        You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus including any information incorporated by reference is accurate as of any date other than the date of this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," and similar terms and phrases, including references to assumptions. Such statements are based on current expectations, are inherently uncertain, and are subject to changing assumptions.

ii

        Such forward-looking statements include, but are not limited to:

  •
  estimates of commercial aircraft production and delivery rates, including those of Airbus Industries ("Airbus") and The Boeing Company ("Boeing");

  •
  expectations of composite content on new commercial aircraft programs;

  •
  expectations regarding the growth in the production of military aircraft, helicopters and launch vehicle programs in 2005 and beyond and the trend in funding for military aircraft programs;

  •
  expectations regarding future business trends in the electronics fabrics industry;

  •
  expectations regarding the demand for soft body armor made of aramid and specialty fabrics;

  •
  expectations regarding growth in sales of composite materials for wind energy, recreation and other industrial applications;

  •
  estimates of changes in net sales by market compared to 2004; expectations as to the availability of carbon and aramid fibers;

  •
  expectations regarding our equity in the earnings (losses) of joint ventures, as well as joint venture investments and loan guarantees;

  •
  expectations regarding working capital trends and capital expenditures;

  •
  the availability and sufficiency under our senior credit facility and other financial resources to fund our worldwide operations in 2005 and beyond; and

  •
  the impact of various market risks, including fluctuations in the interest rates underlying Hexcel's variable-rate debt, fluctuations in currency exchange rates, fluctuations in commodity prices, and fluctuations in the market price of the Hexcel's common stock.

        Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing and cost levels; changes in political, social and economic conditions and local regulations, particularly in Asia and Europe; foreign currency fluctuations; changes in aerospace delivery rates; reductions in sales to any significant customers, particularly Airbus or Boeing; changes in sales mix; changes in government defense procurement budgets; changes in military aerospace programs technology; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; and the availability, terms and deployment of capital.

        If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. In addition to other factors that affect Hexcel's operating results and financial position, neither past financial performance nor our expectations should be considered reliable indicators of future performance. Investors should not use historical trends to anticipate results or trends in future periods. Further, Hexcel's stock price is subject to volatility. Any of the factors discussed above could have an adverse impact on Hexcel's stock price. In addition, failure of sales or income in any quarter to meet the investment community's expectations, as well as broader market trends, can have an adverse impact on Hexcel's stock price. Hexcel does not undertake an obligation to update its forward-looking statements or risk factors to reflect future events or circumstances.

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SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes a description of the specific terms of the notes we are offering, information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. The terms "Hexcel," "we," "our" and "us" as used in this prospectus refer to Hexcel Corporation, the issuer of the original notes and the exchange notes to be issued in the exchange offer, and its subsidiaries as a combined entity, except where the context makes it clear that such term means only the parent company. We refer to the 6.75% Senior Subordinated Notes due 2015 issued on February 1, 2005 as the "original notes" and to the 6.75% Senior Subordinated Notes due 2015 offered by this prospectus as the "exchange notes." The original notes and the exchange notes are collectively referred to as the "notes." You should pay special attention to the "Risk Factors" section beginning on page 12 of this prospectus.

Summary of the Exchange Offer

        On February 1, 2005 we completed the private offering of $225.0 million aggregate principal amount of our 6.75% Senior Subordinated Notes due 2015. As part of that offering, we entered into an exchange and registration rights agreement with the initial purchasers of the original notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the original notes. We are offering to exchange $225.0 million aggregate principal amount of our 6.75% Senior Subordinated Notes due 2015, which will be registered under the Securities Act, for a like principal amount of our original notes. You are entitled to exchange your original notes for exchange notes with substantially identical terms. We urge you to read the discussions under the heading "Summary of Terms of the Exchange Notes" in this prospectus summary for further information regarding the exchange offer and the exchange notes. The following is a summary of the exchange offer.

Securities Offered	We are offering up to $225,000,000 aggregate principal amount of new 6.75% Senior Subordinated Notes due 2015, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes will not contain transfer restrictions or the registration rights applicable to the original notes.
The Exchange Offer
We are offering to exchange $1,000 principal amount of our 6.75% Senior Subordinated Notes due 2015, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 6.75% Senior Subordinated Notes due 2015, which were issued in a private offering on February 1, 2005.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $225.0 million principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales
Based on interpretations by the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:
• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and
• you are not an "affiliate" of ours.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended in our sole and absolute discretion.
Accrued Interest on the Exchange Notes and Original Notes	The exchange notes will bear interest from February 1, 2005. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.
Conditions to the Exchange Offer
The exchange offer is subject to certain conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering Original Notes
If you wish to tender your original notes, you must complete, sign and date the letter of transmittal, and transmit it, together with your original notes and any other required documentation, to The Bank of New York. The Bank of New York, which is acting as the exchange agent, must receive this documentation at the address set forth in the letter of transmittal by 5:00 p.m., New York City time, on the expiration date. By executing the letter of transmittal, you will represent to us that you are acquiring the exchange notes in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of exchange notes, and that you are not an "affiliate" of ours. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you wish to tender your original notes and you cannot deliver your notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Guaranteed Delivery Procedures."

Special Procedures for Beneficial Owners
If you are the beneficial owner of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer—Procedures for Tendering."
Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
Acceptance of Original Notes and Delivery of Exchange Notes
Subject to the conditions set forth in the section "The Exchange Offer—Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer—Terms of the Exchange Offer" and "The Exchange Offer—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes."
Material U.S. Federal Income Tax Consequences	We believe that your exchange of original notes for exchange notes pursuant to the exchange offer will not result in any U.S. federal income tax gain or loss to you.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."
Consequences of Not Exchanging Original Notes
If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:
• if they are registered under the Securities Act and applicable state securities laws;
• if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•
if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws. We do not currently intend to register the original notes under the Securities Act. Under some circumstances, however, holders of the original notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Original Notes."

Summary of Terms of The Exchange Notes

        The form and terms of the exchange notes and the original notes are identical in all respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Where we refer to "notes" in this document, we are referring to both original notes and exchange notes.

Issuer	Hexcel Corporation.
Securities Offered	$225.0 million aggregate principal amount of 6.75% Senior Subordinated Notes due 2015.
Maturity	February 1, 2015
Interest Rate	6.75% per year.
Interest Payment Dates
February 1 and August 1, beginning on August 1, 2005. Interest will accrue, in the case of the original notes, from their issue date and, in the case of the exchange notes, from the last interest payment date in respect of the original notes prior to the consummation of the exchange offer.
Ranking
The notes are our unsecured senior subordinated obligations and rank junior to our existing and future Senior Indebtedness. The notes rank equally with our existing and future Senior Subordinated Indebtedness and rank senior to our subordinated debt. The notes effectively rank junior to all liabilities of our subsidiaries. The terms "Senior Indebtedness" and "Senior Subordinated Indebtedness" are defined in the "Description of the Notes—Definitions of Terms Used in the Indenture" section of this prospectus.
Optional Redemption
We cannot redeem the notes until February 1, 2010 except as described below. After February 1, 2010 we can redeem some or all of the notes at the redemption prices listed in the "Description of the Notes—Original Redemption" section of this prospectus, plus accrued interest.
Optional Redemption After Public or Private Equity Offerings
At any time, which may be more than once, before February 1, 2008 we can choose to redeem up to 35% of the original principal amount of the notes, including the original principal amount of any additional notes, with money that we raise in public or private equity offerings, so long as:
• we pay to holders of the notes a redemption price of 106.750% of the face amount of the notes we redeem, plus accrued interest;
• we redeem the notes within 120 days of completing a public equity offering; and
• at least 65% of the original aggregate principal amount of notes issued, including the original principal amount of any additional notes, remains outstanding afterwards.

Change of Control Offer
If a Change of Control of our company occurs, we must give holders of the notes the opportunity to sell to us their notes at a purchase price of 101% of their face amount, plus accrued interest. The term "Change of Control" is defined in the "Description of the Notes—Change of Control" section of this prospectus.
Covenants	The indenture governing the notes contains covenants that limit our ability and that of our subsidiaries to:
	•	incur additional debt;
	•	pay dividends or distributions on, or redeem or repurchase, our capital stock;
	•	make investments;
	•	engage in transactions with affiliates;
	•	transfer or sell assets;
	•	restrict dividend or other payments to us; and
	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.
These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Notes" section of this prospectus.
Amendments and Waivers	Except for specific amendments, the indenture may be amended with the consent of the holders of a majority of the principal amount of the notes then outstanding.

Overview of Hexcel

        We are a leading producer of advanced structural materials. We develop, manufacture and market lightweight, high-performance reinforcement products, composite materials and composite structures for use in the commercial aerospace, industrial, space and defense, and electronics markets. Our products are used in a wide variety of end products, such as commercial and military aircraft, space launch vehicles and satellites, soft body armor, wind turbine blades printed wiring boards, high-speed trains and ferries, cars and trucks, window blinds, bikes, skis and a wide variety of other recreational equipment.

        We serve international markets through manufacturing facilities and sales offices located in the United States and Europe, and through sales offices located in the Pacific Rim and Australia. We are also an investor in four joint ventures, one of which manufactures and markets reinforcement products in the United States, one of which manufactures and markets composite materials in Japan and two of which manufacture composite structures and interiors in Asia.

        We are a vertically integrated manufacturer of products within a single industry: advanced structural materials. Hexcel's advanced structural materials business is organized around three strategic business segments: Composites, Reinforcements, and Structures.

  •
  Composites:    This segment manufactures and produces carbon fibers, honeycomb and fiber reinforced matrix materials, structural adhesives and specially machined honeycomb details and composite panels that are incorporated into many applications including military and commercial aircraft, wind turbine blades and recreation products;

  •
  Reinforcements:    This segment manufactures carbon fiber reinforcement fabrics for composites, fiberglass fabrics for printed wiring board substrates, woven fabrics for ballistics protection and other carbon, aramid and glass reinforcement materials that are the foundation of composite materials, parts and structures or are used in other industrial applications; and

  •
  Structures:    This segment engineers and produces composite parts for structures and interiors of commercial and military aircraft.

Refinancing Transactions

        During the first quarter of 2005, we took a series of actions to refinance substantially all of our long-term debt. We completed this refinancing to reduce interest expense, establish pre-payable senior debt and extend the maturities of our long-term debt. These refinancing actions consisted of:

  •
  On February 1, 2005, we issued $225.0 million in principal amount of the original notes. We used $194.9 million of the net proceeds from this offering to redeem $185.3 million in principal amount of our 9.75% Senior Subordinated Notes due 2009 on March 3, 2005.

  •
  On March 1, 2005, we entered into a new $350.0 million senior secured credit facility, consisting of a $225.0 million term loan and a $125.0 million revolving loan. The term loan under this credit facility is scheduled to mature on March 1, 2012 and the revolving loan is scheduled to expire on March 1, 2010. Our senior secured credit facility is secured by a pledge of assets that includes, among other things, the receivables, inventory, property, plant and equipment and intellectual property of Hexcel and its material U.S. subsidiaries, and 65% of the share capital of Hexcel's Danish subsidiary and first-tier U.K. subsidiary. The new senior secured credit facility replaced our previously existing $115.0 million five-year senior secured revolving credit facility.

  •
  On March 1, 2005 we used proceeds from a portion of the term loan under our new senior secured credit facility to repurchase all of the outstanding $125.0 million principal amount of our 9.875% Senior Secured Notes due 2008 pursuant to a tender offer and consent solicitation.

  •
  On March 1, 2005, we called for redemption the remaining $100.0 million principal amount of our 9.75% Senior Subordinated Notes due 2009 and the remaining $19.2 million principal amount of our 7% Convertible Subordinated Debentures due 2011. The redemption price for the 9.75% Senior Subordinated Notes was 103.9% or $103.9 million plus accrued interest. The redemption price for the 7% convertible subordinated debentures was 100% plus accrued interest. The redemptions were completed on March 31, 2005. The redemptions were financed utilizing cash on hand together with advances under the term loan and revolving loan of our new senior secured credit facility.

        As a result of the above actions, we have refinanced all of our long-term debt, except for our capital lease obligations, at interest rates substantially lower than those paid for our previously existing long term debt. We refer to the above transactions as the "refinancing transactions" throughout this prospectus.

Risk Factors

        Investing in the notes involves substantial risk. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

Additional Information

        We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901. Our general telephone number is 203-969-0666. The address of our website is www.hexcel.com. The information on our website is not part of this prospectus.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table presents summary financial and other data with respect to Hexcel and has been derived from (1) the audited consolidated financial statements of Hexcel as of and for the five years ended December 31, 2004 and (2) the unaudited pro forma financial information. The unaudited pro forma financial information gives effect to (a) the issuance of $225.0 million aggregate principal amount of 6.75% senior subordinated notes due 2015 (the "Offering") on February 1, 2005, (b) borrowings under a new $350.0 million senior credit facility, consisting of $225.0 million of term loans and $27.0 million of revolving loans under the $125.0 million revolving loan portion of the senior credit facility, (c) the redemption of $185.3 million and $100.0 million principal amount of 9.75% senior subordinated notes due 2009 on March 3, 2005 and March 31, 2005, respectively, (d) the repurchase of $125.0 million principal amount of 9.875% senior secured notes due 2008 pursuant to a tender offer and consent solicitation, (e) the redemption of $19.2 million principal amount of 7% convertible subordinated debentures due 2011 on March 31, 2005, (f) the payment of $25.2 million of premiums to tender for the 9.875% senior secured notes due 2008 and to call the 9.75% senior subordinated notes due 2009, (g) the payment of $13.4 million of transaction costs in connection with the issuance of the new debt and the redemption of the existing debt, (h) the payment of $3.6 million in March 2005 to cancel interest rate swap agreements related to $100.0 million principal amount of the 9.75% senior subordinated notes due 2009, (i) the payment of $9.9 million of accrued interest in March 2005 on the debt repaid, and (j) the write-off of $8.8 million of unamortized deferred financing costs and $1.5 million of unamortized original issuance discounts in March 2005 relating to the debt repaid.

        The information set forth below should be read together with the other information contained under the captions "Capitalization," "Selected Consolidated Financial Information" and "Unaudited Pro Forma Financial Information," and with the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Hexcel's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 11, 2005, and with the consolidated financial statements and the related notes thereto that are incorporated by reference into this prospectus.

 SUMMARY CONSOLIDATED FINANCIAL DATA

	For the Year ended December 31,
	Historical						Pro Forma
	2000	2001	2002		2003	2004	2004
	(In millions, except for share data)
Results of Operations(a)(b)(c):
Net sales	$1,055.7	$1,009.4	$850.8		$896.9	$1,074.5	$1,074.5
Cost of sales	824.3	818.6	689.5		722.4	845.4	845.4

Gross margin	231.4	190.8	161.3		174.5	229.1	229.1
Selling, general and administrative expenses	123.9	120.9	85.9		95.0	113.1	113.1
Research and technology expenses	21.2	18.6	14.7		17.7	21.3	21.3
Business consolidation and restructuring expenses	10.9	58.4	0.5		4.0	2.9	2.9
Impairment of goodwill and other purchased intangibles	—	309.1	—		—	—	—
Other (income) expense, net	—	—	—		(2.2)	3.0	3.0

Operating income (loss)	75.4	(316.2)	60.2		60.0	88.8	88.8
Interest expense	68.7	64.8	62.8		53.6	47.7	34.0
Non-operating (income) expense, net	—	2.7	(10.3)		2.6	2.2	2.2
Gain on sale of Bellingham aircraft interiors business	68.3	—	—		—	—	—

Income (loss) before income taxes	75.0	(383.7)	7.7		3.8	38.9	52.6
Provision for income taxes	26.3	40.5	11.3		13.5	11.2	11.2

Income (loss) before equity in earnings (losses)	48.7	(424.2)	(3.6)		(9.7)	27.7	41.4
Equity in earnings (losses) of and write-downs of an investment in affiliated companies	5.5	(9.5)	(10.0)		(1.4)	1.1	1.1

Net income (loss)	54.2	(433.7)	(13.6)		(11.1)	28.8	42.5
Deemed preferred dividends and accretion	—	—	—		(9.6)	(25.4)	(25.4)

Net income (loss) available to common shareholders	$54.2	$(433.7)	$(13.6)		$(20.7)	$3.4	17.1

Financial Position:
Total assets	$1,211.4	$789.4	$708.1		$722.7	$776.8	775.6
Working capital	$128.1	$80.5	$(530.8	)(e)	$140.7	$157.3	160.9
Long-term notes payable and capital lease obligations	$651.5	$668.5	$—		$481.3	$430.4	479.1
Stockholders' equity (deficit)(d)	$315.7	$(132.6)	$(127.4)		$(93.4)	$(24.4)	(64.7)

Other Data:
Depreciation and amortization(b)	$58.7	$63.2	$47.2		$52.2	$52.0	52.0
Capital expenditures	$39.6	$38.8	$14.9		$21.6	$38.1	38.1
Shares outstanding at year-end, less treasury stock	37.1	38.2	38.5		38.7	53.6 (f)	53.6 (f)

Financial Ratios:
Ratio of earnings to fixed changes(g)	2.1	N/A	1.1		1.1	1.8	2.4

See Accompanying Notes to Summary Consolidated Financial Data

Notes to Summary Consolidated Financial Data

(a)
The comparability of the data may be affected by acquisitions and divestitures. The Company sold its Bellingham aircraft interiors business in April 2000. Net sales and operating income for the Bellingham business were $18.9 million and $0.6 million, respectively, in 2000.

(b)
Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Prior to adopting FAS 142, goodwill was amortized on a straight-line basis over estimated economic lives, ranging from 15 years to 40 years. As a result of adopting FAS 142, goodwill is no longer amortized, but instead is tested for impairment at the reporting unit level at least annually and whenever events or changes in circumstances indicate that goodwill might be impaired. Amortization of goodwill and other purchased intangibles was $12.5 million in 2001 and $13.1 million in 2000.

(c)
In connection with the redemption of the 9.75% senior subordinated notes due 2009, the repurchase of the 9.875% senior secured notes due 2008, and the redemption of the 7% convertible subordinated notes due 2011, the Company recorded a loss on early retirement of debt of $40.3 million in the first quarter of 2005, consisting of tender offer and call premiums on repurchase of $25.2 million, the write-off of unamortized deferred financing costs and original issuance discounts of $10.3 million, transaction costs in connection with the repurchase of $1.2 million, and a loss of $3.6 million related to the cancellation of interest rate swap agreements. The loss on early retirement of debt is not reflected in the unaudited pro forma condensed consolidated statement of operations as it is not expected to have a continuing impact on the Company.

(d)
No cash dividends were declared per common stock during any of the five years ended December 31, 2004.

(e)
Reflects the classification of $559.8 million of debt as current as the refinancing of our capital structure in 2003 was not completed as of February 28, 2003.

(f)
Assuming conversion into common shares of the remaining mandatorily redeemable convertible preferred stock as of December 31, 2004, shares outstanding would have been 90.3 million shares of common stock.

(g)
Earnings are inadequate to cover fixed charges for 2001. The deficiency in earnings for the year ended December 31, 2001 is $383.7 million.

RISK FACTORS

        Our business, operations and financial condition are subject to various risks. The most significant risks are described below, and you should take these risks into account in evaluating us or in deciding whether to exchange the original notes for the exchange notes. This section does not describe all the risks applicable to us, the exchange offer, our industry or our business and it is intended only as a summary of the most significant risks.

Risks Related to Our Indebtedness and the Notes

You may have difficulty selling the original notes you do not exchange.

        If you do not exchange your original notes for the exchange notes offered in this exchange offer, you will continue to be subject to restrictions on transferring your original notes. These transfer restrictions are described in the indenture governing the notes and in the legend contained on the original notes, and arose because we issued the original notes under exemptions from the registration requirements of the Securities Act.

        In general, you may offer or sell your original notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act.

        If a large number of original notes are exchanged for new notes issued in the exchange offer, it may be particularly difficult for you to sell your original notes. This is because potential buyers will likely prefer to purchase exchange notes from a different seller if possible. In addition, if you do not exchange your original notes in the exchange offer, you will not be entitled to have those original notes registered under the Securities Act.

        Please see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Original Notes."

We have substantial debt that could limit our ability to make payments on the notes and reduce the effectiveness of our operations.

        We have substantial debt and debt service requirements. We cannot assure you that we will generate sufficient cash flow from operations, or that we will be able to obtain sufficient funding, to satisfy our debt service obligations, including the payment of interest and principal at final maturity on the notes. As of December 31, 2004, after giving pro forma effect to the refinancing transactions, we had $481.8 million of total debt (of which $225.0 million will consist of the notes and the balance will consist of other debt). This substantial level of debt has important consequences, including:

  •
  making it more difficult for us to satisfy our obligations with respect to these notes;

  •
  placing us at competitive disadvantage compared to our competitors that have less debt;

  •
  limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy and research and development costs;

  •
  limiting our ability to use operating cash flow for working capital, capital expenditures, debt service requirements, and other areas of our business;

  •
  increasing our vulnerability to general adverse economic and industry conditions; and

  •
  limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

        Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes.

        We do not expect to generate sufficient cash flow from operations to repay the notes when they mature. We expect that our ability to repay the notes at their scheduled maturity will be dependent in whole or in part on refinancing all or a portion of the notes before they mature.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of the Notes" and "Description of Material Debt."

We may not be able to finance future operations and capital needs because of restrictions contained in our debt agreements.

        The operating and financial restrictions and covenants contained in our senior secured credit facility and that may be contained in any future financing agreements may impair our ability to finance future operations or capital needs. In addition, our senior secured credit facility requires that we maintain compliance with specified financial ratios and we expect that any future financing agreements will include similar provisions. A breach of any of these restrictions or covenants could cause a default under the notes and our other debt. A significant portion of our debt may then become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

We may not be able to pay principal and interest on your notes after payment of our senior debt.

        We may not be able to make payments on the notes after payment of amounts due on our senior debt. Your notes will be subordinate to the prior payment in full of all senior debt. As of December 31, 2004, after giving pro forma effect to the refinancing transactions, we had approximately $256.8 million of senior debt outstanding. Moreover, the indenture permits us to incur additional debt, which may include senior debt. After giving effect to loan covenants under our senior secured credit facility, the maximum amount of additional debt that we could borrow as of December 31, 2004, after giving pro forma effect to the refinancing transactions, was approximately $266.0 million, all of which could be senior debt. Because of the subordination provisions of the notes, in the event of our bankruptcy, our assets would be available to pay obligations under the notes only after all payments had been made on our senior debt. We cannot assure you that sufficient assets will remain after these payments have been made to make any payments on the notes.

        In addition, the occurrence of specified events of default under our senior debt would prohibit us from making any payments on the notes, including payments of interest when due.

Your notes will be subordinated to the liabilities of our subsidiaries and prior payments of these liabilities may prevent us from being able to make payments on the notes.

        As of December 31, 2004, our subsidiaries had approximately $158.0 million of third party liabilities. Because your notes are structurally subordinated to our subsidiaries' liabilities, we must pay these liabilities prior to making payments on your notes. We cannot assure you that adequate assets will remain after these payments. Moreover, these prior payments will generally include the payment of all liabilities of our subsidiaries, even if the particular liabilities do not constitute senior debt. Thus, for example, your claim on our assets in satisfaction of your rights as a note holder will generally be subordinate to the claims of trade creditors of, or creditors holding guarantees issued by, our subsidiaries.

Your notes are not secured by any of our assets. If our bank lenders foreclose on our assets, the proceeds from our remaining assets may be insufficient to make payments on the notes.

        Our bank lenders under our senior secured credit facility have a security interest in our assets. Lenders under any future senior credit facility we may enter into may also have a security interest in our assets. Your claims as a note holder are unsecured. Therefore, our secured lenders will have a claim on our assets prior to any claim you have as a note holder. Accordingly, we cannot assure you that the liquidation value of our remaining assets after a foreclosure by our secured lenders would be adequate to make any payments on your notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our future indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes—Change of Control."

If an active trading market does not develop for these notes you may not be able to resell them.

        You may find it difficult to sell your notes because an active trading market for the notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on February 1, 2005 to a limited number of institutional investors and overseas investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

        There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the original notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes could be adversely affected.

        In addition, the market for non-investment grade debt, such as the exchange notes, has been subject to disruptions that have caused substantial volatility in the prices of these securities. These disruptions may have an adverse effect on holders of the exchange notes.

Risks Related to Our Business

The industries in which we operate are cyclical, and downturns in them may adversely affect the results of our operations.

        The core industries in which we operate are, to varying degrees, cyclical and have historically experienced downturns. We are currently in an upturn of demand in the commercial aerospace, wind energy, electronics and ballistics industries. However, a downturn in these industries could occur at any time, and in the event of a downturn, we have no way of knowing if, when and to what extent there might be a recovery. Any deterioration in these industries could adversely affect our financial performance and operating results.

        While Boeing and Airbus have indicated that they will increase their production and deliveries of commercial aircraft in 2005, the demand for new commercial aircraft is cyclical and any reduction could result in reduced net sales for our commercial aerospace products and could reduce our profit margins. Approximately 43% of our net sales for the year ended December 31, 2004 were derived from sales to the commercial aerospace industry. Reductions in demand for commercial aircraft or a delay in deliveries could result from many factors, including a terrorist event similar to that which occurred on September 11, 2001 and any subsequent military response, changes in the propensity for the general public to travel by air, the rise in the cost of aviation fuel, consolidation and liquidation of airlines and slower macroeconomic growth.

        In addition, our customers continue to emphasize the need for improved yield in the use of our products and cost reduction throughout the commercial aerospace supply chain. In response to these pressures, we reduced the price of some commercial aerospace products in recent years and are likely to continue to do so in the future. Where possible, we seek to offset or mitigate the impact of such price and cost reductions by productivity improvements and reductions in the costs of the materials and services we procure.

A significant decline in business with Boeing, EADS or other significant customers could materially impair our business, operating results, prospects and financial condition.

        Approximately 19% and 23% of our net sales for the years ended December 31, 2004 and December 31, 2003, respectively, were made to Boeing and its related subcontractors. Approximately 21% and 20% of our net sales for the years ended December 31, 2004 and December 31, 2003, respectively, were made to European Aeronautic Defence and Space Company ("EADS"), including Airbus and related subcontractors. Accordingly, the loss of, or significant reduction in purchases by, either of these customers or other significant customers could materially impair our operating results and weaken our financial condition.

Reductions in space and defense spending could result in a decline in our net sales.

        The growth in military aircraft production that has occurred in recent years may not be sustained, production may not continue to grow and the increased demand for replacement helicopter blades as a result of the military activities in Afghanistan and Iraq may not be sustained. The production of military aircraft depends upon U.S. and European defense budgets and the related demand for defense and related equipment. As evidenced by recently announced cuts in the U.S. defense budget, these defense budgets may decline, and sales of products used in defense and related equipment by U.S. and foreign governments may not continue at expected levels. Approximately 18% and 20% of our net sales for the years ended December 31, 2004 and December 31, 2003, respectively, were derived from space and defense industries. The space and defense industries are largely dependent upon government defense budgets, particularly the U.S. defense budget.

A decrease in supply or increase in cost of our raw materials could result in a material decline in our profitability.

        Because we purchase large volumes of raw materials, such as epoxy and phenolic resins, aluminum foil, carbon fiber, fiberglass yarn and aramid paper and fiber, any restrictions on the supply or the increase in the cost of our raw materials could significantly reduce our profit margins. Efforts to mitigate restrictions on the supply or price increases of our raw materials by long term purchase agreements, productivity improvements or by passing cost increases to our customers may not be successful. Our profitability depends largely on the price and continuity of supply of these raw materials, which are supplied by a limited number of sources. With increased demand for carbon fiber and constrained supply, we are making capital expenditures in 2005 to increase output from our own manufacturing capacity this year. In addition, we have announced plans to invest approximately $80 million in additional carbon fiber manufacturing capacity to increase our output by approximately 40% by 2007. Nevertheless, constrained industry-wide supply is currently restricting the availability of carbon fiber particularly for recreational and industrial applications. In addition, qualification to use raw materials in some of our products limits the extent to which we are able to substitute alternative materials for these products. Our ability to pass on these costs to our customers is, to a large extent, dependent on the terms of our contracts with our customers and industry conditions, including the extent to which our customers would switch to alternative materials we do not produce in the event of an increase in the prices of our products.

Our substantial international operations are subject to uncertainties which could affect our operating results.

        We believe that revenue from sales outside the U.S. will continue to account for a material portion of our total revenue for the foreseeable future. Additionally, we have invested significant resources in our international operations and we intend to continue to make such investments in the future. Our international operations are subject to numerous risks, including:

  •
  the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

  •
  foreign customers may have longer payment cycles than customers in the U.S.;

  •
  compliance with U.S. Department of Commerce export controls;

  •
  tax rates in some foreign countries may exceed those of the U.S. and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  •
  general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries or not be favorable to our growth strategy;

  •
  foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities; and

  •
  the potential difficulty in enforcing intellectual property rights in some foreign countries.

        Any one of the above could adversely affect our financial condition and results of operations.

        In addition, fluctuations in currency exchange rates may influence the profitability and cash flows of our business. For example, our European operations sell some of the products they produce in U.S. dollars, yet the labor and overhead costs incurred in the manufacture of those products is denominated in Euros or British Pounds Sterling. As a result, the local currency margins of goods manufactured with costs denominated in local currency, yet sold in U.S. dollars, will vary with fluctuations in currency exchange rates, reducing when the U.S. dollar weakens against the Euro and British pound. In addition, the reported U.S. dollar value of the local currency financial statements of our foreign subsidiaries will vary with fluctuations in currency exchange rates. While we enter into currency exchange rate hedges from time to time to mitigate these types of fluctuations, we cannot remove all fluctuations or hedge all exposures and our earnings are impacted by changes in currency exchange rates.

        During the past several years, some countries in which we operate or plan to operate have been characterized by varying degrees of inflation and uneven growth rates. We currently do not have political risk insurance in the countries in which we conduct business. While we carefully consider these risks when evaluating our international operations, we cannot assure you that we will not be materially adversely affected as a result of such risks.

We could be adversely affected by environmental and safety requirements.

        Our operations, like those of other companies engaged in similar businesses, require the handling, use, storage and disposal of regulated materials and wastes. As a result, we are subject to various federal, state, regional, local and foreign laws and regulations pertaining to pollution and protection of the environment, health and safety. These requirements govern, among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and remediation of contaminated sites. We have made, and will continue to make, capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently and could become more stringent in the future.

        We have been named as a "potentially responsible party" under the federal Superfund law or similar state laws at several sites requiring clean up. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault. Under certain circumstances, liability may be joint and several, resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. In connection with our Lodi, New Jersey facility, we, along with the approximately 60 other companies, have been directed by state and federal regulatory authorities to contribute to the assessment and restoration of a stretch of the Passaic River, a project currently estimated to cost $1 billion. Although we are vigorously contesting our involvement with this project on scientific and legal grounds, we may ultimately be required to assume a share of the liability. We have also incurred and likely will continue to incur expenses to investigate and clean up several existing and former company-owned or leased properties.

        We have incurred substantial expenses for our work at these sites over a number of years, and these costs, for which we believe we have adequate reserves, will continue for the foreseeable future. The ongoing operation of our manufacturing plants also entails environmental risks and we may incur material costs or liabilities in the future which could adversely affect us. In addition, we may be required to comply with environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response.

        Although most of our properties have been the subject of environmental site assessments, there can be no assurance that all potential instances of soil and groundwater contamination have been identified, even at those sites where assessments have been conducted. Accordingly, we may discover previously unknown environmental conditions and the cost of remediating such conditions may be material. See the section entitled "Legal Proceedings" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The interests of our significant stockholders may be different than your interests.

        As of March 31, 2005, investment entities controlled by The Goldman Sachs Group, Inc. (the "Goldman Sachs Investors") owned approximately 24% of our outstanding voting securities and affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC (the "Berkshire/Greenbriar Investors") owned approximately 20% of our outstanding voting securities. Under our governance agreement with the Goldman Sachs Investors, the Goldman Sachs Investors are entitled to designate up to three people to serve on our ten-member Board of Directors, and are entitled to designate one director to serve on each committee of our Board of Directors. Under the stockholders agreement with the Berkshire/Greenbriar Investors, the Berkshire/Greenbriar Investors are entitled to designate up to two people to serve on our Board of Directors, and are entitled to designate one director to serve on each committee of our Board of Directors. In addition, the governance agreement and the stockholders agreement each provide that our Board of Directors will not authorize specified types of significant transactions without the approval of the directors designated by each of the respective investors. The interests of these investors may be different than your interests.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        For a description of the use of proceeds of the offering of original notes, see "Summary—Refinancing Transactions."

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and the capitalization of Hexcel Corporation as of December 31, 2004 on a historical and pro forma basis. The unaudited pro forma information has been prepared to give effect to (a) the issuance of $225.0 million aggregate principal amount of 6.75% senior subordinated notes due 2015 on February 1, 2005, (b) borrowings under a new $350.0 million senior credit facility, consisting of $225.0 million of term loans and $27.0 million of revolving loans under the $125.0 million revolving loan portion of the senior credit facility, (c) the redemption of $185.3 million and $100.0 million principal amount of 9.75% senior subordinated notes due 2009 on March 3, 2005 and March 31, 2005, respectively, (d) the repurchase of $125.0 million principal amount of 9.875% senior secured notes due 2008 pursuant to a tender offer and consent solicitation, (e) the redemption of $19.2 million principal amount of 7% convertible subordinated debentures due 2011 on March 31, 2005, (f) the payment of $25.2 million of premiums to tender for the 9.875% senior subordinated notes due 2008 and to call the 9.75% senior subordinated notes due 2009, (g) the payment of $13.4 million of transaction costs in connection with the issuance of the new debt and the redemption of the existing debt, (h) the payment of $3.6 million in March 2005 to cancel interest rate swap agreements related to $100.0 million principal amount of the 9.75% senior subordinated notes due 2009, (i) the payment of $9.9 million of accrued interest in March 2005 on debt repaid, and (j) the write-off of $8.8 million of unamortized deferred financing costs and $1.5 million of unamortized original issuance costs in March 2005 relating to the debt repaid, as if the transactions occurred as of December 31, 2004.

        The information set forth below should be read together with the other information contained under the captions "Selected Consolidated Financial Information" and "Unaudited Pro Forma Financial Information," and with the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Hexcel Corporation Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 11, 2005, and with the consolidated financial statements and related notes thereto that are incorporated by reference into this prospectus.

	As of December 31, 2004
	Historical	Adjustments	Pro Forma
	(in millions)
Cash and cash equivalents:	$57.2	$(4.6)	$52.6

Senior debt:
Senior secured credit facility due 2008	$—	$—	$—
New senior secured revolving credit facility due 2010	—	27.0	27.0
New senior secured term loan due 2012	—	225.0	225.0
European credit and overdraft facilities	0.7	—	0.7
9.875% Senior Secured Notes due 2008(a)	124.1	(124.1)	—
Capital lease obligations	4.1	—	4.1

Total senior debt	128.9	127.9	256.8

Other debt:
9.75% Senior Subordinated Notes due 2009(b)	283.3	(283.3)	—
6.75% Senior Subordinated Notes due 2015	—	225.0	225.0
7% Convertible Subordinated Debentures due 2011	19.2	(19.2)	—

Total other debt	302.5	(77.5)	225.0

Total debt	431.4	50.4	481.8

Mandatorily Redeemable Convertible Preferred Stock	90.5	—	90.5

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 200.0 shares authorized, and 55.0 shares issued	0.5	—	0.5
Additional paid-in capital	334.5	—	334.5
Accumulated deficit	(363.8)	(40.3)	(404.1)
Accumulated other comprehensive income	18.4	—	18.4

	(10.4)	(40.3)	(50.7)
Less: Treasury stock, at cost, 1.4 shares	(14.0)	—	(14.0)

Total stockholders' equity (deficit)	(24.4)	(40.3)	(64.7)

Total capitalization	$497.5	$10.1	$507.6

(a)
Historical amounts are net of unamortized discount of $0.9 million.

(b)
Historical amounts are net of unamortized discount of $0.6 million and $1.4 million for derivative contracts.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 have been prepared to illustrate the effect of (a) the issuance of $225.0 million aggregate principal amount of 6.75% senior subordinated notes due 2015 (the "Offering") on February 1, 2005, (b) borrowings under a new $350.0 million senior credit facility, consisting of $225.0 million of term loans and $27.0 million of revolving loans under the $125.0 million revolving loan portion of the senior credit facility, (c) the redemption of $185.3 million and $100.0 million principal amount of 9.75% senior subordinated notes due 2009 on March 3, 2005 and March 31, 2005, respectively, (d) the repurchase of $125.0 million principal amount of 9.875% senior secured notes due 2008 pursuant to a tender offer and consent solicitation, (e) the redemption of $19.2 million principal amount of 7% convertible subordinated debentures due 2011 on March 31, 2005, (f) the payment of $25.2 million of premiums to tender for the 9.875% senior secured notes due 2008 and to call the 9.75% senior subordinated notes due 2009, (g) the payment of $13.4 million of transaction costs in connection with the issuance of the new debt and the redemption of the existing debt, (h) the payment of $3.6 million in March 2005 to cancel interest rate swap agreements related to $100.0 million principal amount of the 9.75% senior subordinated notes due 2009, (i) the payment of $9.9 million of accrued interest in March 2005 on the debt repaid, and (j) the write-off of $8.8 million of unamortized deferred financing costs and $1.5 million of unamortized original issuance discounts in March 2005 relating to the debt repaid, as if the transactions occurred as of December 31, 2004 and January 1, 2004, respectively. There is no tax impact on the pro forma adjustments due to limitations on the Company's ability to realize tax benefits in the U.S., and due to the requirement under U.S. generally accepted accounting principles to establish, or release, a non-cash valuation allowance attributable to currently generated U.S. net operating income (losses) until such time as the U.S. operations generate income in future years to utilize the net operating losses in full.

        The following unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Hexcel's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 11, 2005, and the consolidated financial statements of Hexcel and the notes thereto incorporated by reference into this prospectus. The unaudited pro forma financial information does not purport to represent the results of operations or financial condition that would have been reported had the events assumed therein occurred on the dates indicated, nor does it purport to be indicative of results of operations that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2004

(in millions)

	Historical	Adjustments			Pro Forma
Assets
Current assets:
Cash and cash equivalents	$57.2	$477.0 (478.0 (3.6	) )	(a) (b) (c)	$52.6
Accounts receivable, net	153.5	—			153.5
Inventories, net	144.2	—			144.2
Prepaid expenses and other current assets	18.4	—			18.4

Total current assets	373.3	(4.6)			368.7
Property, Plant, and Equipment	734.0	—			734.0
Less Accumulated Depreciation	(447.4)	—			(447.4)

Net Property, Plant, and Equipment	286.6	—			286.6
Goodwill	78.3	—			78.3
Investments in affiliated companies	5.5	—			5.5
Other assets	33.1	12.2 (8.8)		(b) (d)	36.5

Total assets	$776.8	$(1.2)			$775.6

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Notes payable and current maturities of capital lease obligations	$1.0	$1.7		(a)	$2.7
Accounts payable	94.8	—			94.8
Accrued liabilities	120.2	(9.9)		(b)	110.3

Total current liabilities	216.0	(8.2)			207.8
Long-term notes payable and capital lease obligations	430.4	475.3 (429.5 1.4 1.5)		(a) (b) (c) (d)	479.1
Other non-current liabilities	64.3	(1.4)		(c)	62.9

Total liabilities	710.7	39.1			749.8
Mandatory redeemable convertible preferred stock, 0.125 shares of series A and 0.125 shares of series B authorized, 0.101 shares of series A and 0.047 shares of series B issued and outstanding	90.5	—			90.5
Stockholders' equity (deficit)
Preferred stock, no par value, 20.0 shares authorized, no shares issued or outstanding	—	—			—
Common stock, 0.01 par value, 200.0 shares of stock authorized, and 55.0 shares issued	0.5	—			0.5
Additional paid in capital	334.5	—			334.5
Accumulated deficit	(363.8)	(26.4 (3.6 (10.3	) ) )	(b) (c) (d)	(404.1)
Accumulated other comprehensive income	18.4	—			18.4

	(10.4)	(40.3)			(50.7)
Less: Treasury stock, at cost, 1.4 shares	(14.0)	—			(14.0)

Total stockholders' equity (deficit)	(24.4)	(40.3)			(64.7)

Total liabilities and stockholders' equity (deficit)	$776.8	$(1.2)			$775.6

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)
Reflects gross proceeds from issuance of $225.0 million aggregate principal amount of the original notes related to the Offering, and borrowings of $252.0 million under the new $350.0 million senior secured credit facility. Borrowings under the new senior secured credit facility consisted of $27.0 million under the revolving credit portion of the facility and $225.0 million under the term loan portion of the senior credit facility.

(b)
Reflects utilization of $477.0 million of gross proceeds from the Offering and borrowings under the new senior secured credit facility and $1.0 million of existing cash to (i) redeem $285.3 million principal amount of the 9.75% senior subordinated notes due 2009, (ii) repurchase $125.0 million principal amount of the 9.875% senior secured notes due 2008 pursuant to a tender offer and consent solicitation, (iii) redeem $19.2 million principal amount of 7% convertible subordinated debentures due 2011, (iv) pay $25.2 million of premiums to tender for the 9.875% senior subordinated notes due 2008 and to call the 9.75% senior subordinated notes due 2009, (v) pay $12.2 million of transaction costs in connection with the Offering and the new senior secured credit facility, and $1.2 million of transaction costs in connection the redemption of the existing debt, and (vi) pay accrued interest of $9.9 million on the debt repaid.

(c)
Reflects payment of $3.6 million to cancel interest rate swap agreements related to $100.0 million principal amount of the 9.75% senior subordinated notes due 2009.

(d)
Reflects write-off of $8.8 million of unamortized deferred financing costs and write-off of $1.5 million of unamortized original issuance discounts relating to the redemption of $285.3 million principal amount of the 9.75% senior subordinated notes due 2009, repurchase of $125.0 million principal amount of the 9.875% senior secured notes due 2008, redemption of $19.2 million principal amount of the 7% convertible subordinated debentures due 2011 and cancellation of the existing senior secured revolving credit facility.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2004
(in millions, except per share data)

	Historical	Adjustments (a)(b)	Pro Forma
Net Sales	$1,074.5	—	$1,074.5
Cost of Sales	845.4	—	845.4

Gross margin	229.1	—	229.1
Selling, general and administrative expenses	113.1	—	113.1
Research and technology expenses	21.3	—	21.3
Business consolidation and restructuring expenses	2.9	—	2.9
Other expense, net	3.0	—	3.0

Operating income	88.8	—	88.8
Interest expense	47.7	(13.7)	34.0
Non-operating expense, net	2.2	—	2.2

Income before income taxes	38.9	13.7	52.6
Provision for income taxes	11.2	—	11.2

Income before equity in earnings	27.7	13.7	41.4
Equity in earnings of affiliated companies	1.1	—	1.1

Net income	28.8	13.7	42.5
Deemed preferred dividends and accretion	(25.4)	—	(25.4)

Net income available to common shareholders	$3.4	$13.7	$17.1

Net income (loss) per common share
Basic	$0.09	$0.35	$0.44
Diluted	$0.08	$0.33	$0.41
Weighted average common shares outstanding:
Basic	39.3	—	39.3
Diluted	42.1	—	42.1

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(a)
Net interest expense adjustment results from the decrease in interest expense attributable to (i) the redemption of $285.3 million principal amount of 9.75% senior subordinated notes due 2009, (ii) the repurchase of $125.0 million principal amount of 9.875% senior secured notes due 2008, and (iii) the redemption of $19.2 million principal amount of 7% convertible subordinated debentures due 2011 offset by the increase in interest expense attributable to (i) the issuance of $225.0 million aggregate principal amount of the original notes related to the Offering and (ii) borrowings of $27.0 million under the revolving credit portion and $225.0 million under the term loan portion of a new $350.0 million senior secured credit facility. Net interest expense adjustment includes the interest expense impact related to the amortization of unamortized deferred financing costs and original issuance discounts, the impact of the cancellation of interest rate swap agreements related to $100.0 million principal amount of the 9.75% senior subordinated notes due 2009, and the impact of banking, commitment and other fees. Details of net interest expense adjustment follow (in millions):

Decrease in interest expense attributable to the redemption of the 9.75% senior subordinated notes due 2009, the repurchase of the 9.875% senior secured notes due 2008, and the redemption of the 7% convertible subordinated notes due 2011, including amortization of deferred financing costs and original issuance discounts of $3.3 million and banking, commitment and other fees of $1.4 million	$(46.3)
Increase in interest expense attributable to the issuance of the original notes related to the Offering, and borrowings under the new senior secured credit facility (utilizing current interest rates as of March 17, 2005), including amortization of deferred financing costs of $1.8 million and banking, commitment and other fees of $1.0 million	30.6
Elimination of interest expense benefit resulting from the cancellation of the interest rate swap agreement related to the 9.75% senior subordinated notes due 2009	2.0

Net interest expense adjustment	$(13.7)

(b)
In connection with the redemption of the 9.75% senior subordinated notes due 2009, the repurchase of the 9.875% senior secured notes due 2008, and the redemption of the 7% convertible subordinated notes due 2011, the Company would have recorded a loss on early retirement of debt of $40.3 million, consisting of tender offer and call premiums on repurchase of $25.2 million, the write-off of unamortized deferred financing costs and original issuance discounts of $10.3 million, transaction costs in connection with the repurchase of $1.2 million, and a loss of $3.6 million related to the cancellation of interest rate swap agreements. The loss on early retirement of debt is not reflected in the unaudited pro forma condensed consolidated statement of operations as it is not expected to have a continuing impact on the Company.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The selected historical consolidated financial information of Hexcel set forth below has been derived from the audited consolidated financial statements of Hexcel as of and for the five years ended December 31, 2004. The following selected financial information is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and the related notes thereto that are incorporated by reference into this prospectus.

	For the Year ended December 31,
	Historical
	2000	2001	2002		2003	2004
	(In millions, except for share data)
Results of Operations(a)(b):
Net sales	$1,055.7	$1,009.4	$850.8		$896.9	$1,074.5
Cost of sales	824.3	818.6	689.5		722.4	845.4

Gross margin	231.4	190.8	161.3		174.5	229.1
Selling, general and administrative expenses	123.9	120.9	85.9		95.0	113.1
Research and technology expenses	21.2	18.6	14.7		17.7	21.3
Business consolidation and restructuring expenses	10.9	58.4	0.5		4.0	2.9
Impairment of goodwill and other purchased intangibles	—	309.1	—		—	—
Other (income) expense, net	—	—	—		(2.2)	3.0

Operating income (loss)	75.4	(316.2)	60.2		60.0	88.8
Interest expense	68.7	64.8	62.8		53.6	47.7
Non-operating (income) expense, net	—	2.7	(10.3)		2.6	2.2
Gain on sale of Bellingham aircraft interiors business	68.3	—	—		—	—

Income (loss) before income taxes	75.0	(383.7)	7.7		3.8	38.9
Provision for income taxes	26.3	40.5	11.3		13.5	11.2

Income (loss) before equity in earnings (losses)	48.7	(424.2)	(3.6)		(9.7)	27.7
Equity in earnings (losses) of and write-downs of an investment in affiliated companies	5.5	(9.5)	(10.0)		(1.4)	1.1

Net income (loss)	54.2	(433.7)	(13.6)		(11.1)	28.8
Deemed preferred dividends and accretion	—	—	—		(9.6)	(25.4)

Net income (loss) available to common shareholders	$54.2	$(433.7)	$(13.6)		$(20.7)	$3.4

Financial Position:
Total assets	$1,211.4	$789.4	$708.1		$722.7	$776.8
Working capital	$128.1	$80.5	$(530.8	)(c)	$140.7	$157.3
Long-term notes payable and capital lease obligations	$651.5	$668.5	$—		$481.3	$430.4
Stockholders' equity (deficit)(d)	$315.7	$(132.6)	$(127.4)		$(93.4)	$(24.4)

Other Data:
Depreciation and amortization(b)	$58.7	$63.2	$47.2		$52.2	$52.0
Capital expenditures	$39.6	$38.8	$14.9		$21.6	$38.1
Shares outstanding at year-end, less treasury stock(e)	37.1	38.2	38.5		38.7	53.6

(a)
The comparability of the data may be affected by acquisitions and divestitures. The Company sold its Bellingham aircraft interiors business in April 2000. Net sales and operating income for the Bellingham business were $18.9 million and $0.6 million, respectively, in 2000.

(b)
Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("FAS 142"). Prior to adopting FAS 142, goodwill was amortized on a straight-line basis over estimated economic lives, ranging from 15 years to 40 years. As a result of adopting FAS 142, goodwill is no longer amortized, but instead is tested for impairment at the reporting unit level at least annually and whenever events or changes in circumstances indicate that goodwill might be impaired. Amortization of goodwill and other purchased intangibles was $12.5 million in 2001 and $13.1 million in 2000.

(c)
Reflects the classification of $559.8 million of debt as current as the refinancing of our capital structure in 2003 was not completed as of February 28, 2003

(d)
No cash dividends were declared per common stock during any of the five years ended December 31, 2004.

(e)
Assuming conversion into common shares of the remaining mandatorily redeemable convertible preferred stock as of December 31, 2004, shares outstanding would have been 90.3 million shares of common stock.

THE EXCHANGE OFFER

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept all original notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on            , 2005. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

        As of the date of this prospectus, $225.0 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about            , 2005, to all holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to the conditions set forth below under "—Conditions to the Exchange Offer."

        We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

        Original notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000.

        We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

        Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Procedures for Tendering

        In the case of either an amendment or termination of, or in the case of an extension of, the exchange offer, we will give written or oral (promptly confirmed in writing) notice thereof to the exchange agent.

        Except as described below, a tendering holder must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York, the exchange agent, on or before the expiration date. In addition, the exchange agent must receive, on or before the expiration date:

  •
  certificates for the original notes; or

  •
  a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company (which we refer to as "DTC" in this prospectus), the book-entry transfer facility, in accordance with the procedures for book-entry transfer described below.

        The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

        If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

  •
  by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an "eligible institution."

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution—including most banks, savings and loan associations and brokerage houses—that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

        We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

        If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

        If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder will represent to us that, among other things:

  •
  the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

  •
  the holder does not have any arrangement or understanding with any person to participate in the distribution of the exchange notes.

        In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

        If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

        For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no interest has been paid on the original notes, from February 1, 2005. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 1, 2005. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

        In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

  •
  certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent's account at the book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal; and

  •
  all other required documents.

        Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer pursuant to the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

Book Entry Transfer

        The exchange agent will make a request to establish an account for the original notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account at the facility. However, although delivery of the original notes may be made through the book-entry transfer facility, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the exchange agent on or before the expiration date, unless the holder has strictly complied with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

  •
  setting forth the name and address of the holder of original notes and the amount of original notes tendered;

  •
  stating that the tender is being made;

  •
  guaranteeing that within three NYSE trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the expiration date.

Withdrawal Rights

        Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under "—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

  •
  identify the notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

  •
  contain a statement that the holder is withdrawing his election to have the original notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

  •
  specify the name in which the original notes are registered, if different from that of the depositor.

        If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly retendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be retendered by following the procedures described under "—Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes:

  •
  there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1)
  seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of such transaction;

    (2)
    resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes pursuant to the exchange offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign, or

    (3)
    any action shall have been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or
  •
  there shall have occurred:

  (1)
  any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

  (2)
  any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

  (3)
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

  (4)
  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of such calamities; or

  •
  any change, or any development involving a prospective change, shall have occurred or be threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we shall have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        These conditions to the exchange offer are to our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at such time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

The Bank of New York, Exchange Agent

By Hand or Overnight Delivery: The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attention: Evangeline R. Gonzales	By Registered or Certified Mail: The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attention: Evangeline R. Gonzales

For Information Call:
(212) 815-3738

By Facsimile Transmission (For Eligible Institutions Only):
(212) 298-1915

Confirm By Telephone:
(212) 815-3738

        If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

        PLEASE DO NOT DIRECT ANY INQUIRIES, OR SEND ANY MATERIALS, TO HEXCEL. INSTEAD, CONTACT THE EXCHANGE AGENT AS SET FORTH ABOVE.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $300,000.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Transfer Taxes

        Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Original Notes

        Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as set forth in the legend on the notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. As discussed in "Description of Notes—Registered Exchange Offer; Registration Rights," we do not currently anticipate that we will register original notes under the Securities Act.

        Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders of the original notes, other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the SEC has not considered the exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder:

  •
  could not rely on the applicable interpretations of the staff of the SEC, and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF NOTES

        The original notes are, and the exchange notes will be, issued under an indenture between us and The Bank of New York, as trustee. The terms of the notes include those in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The form and terms of the exchange notes and the original notes are identical in all respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. This description of notes contains definitions of terms, including those defined under the caption "Definitions of Terms Used in the Indenture." These definitions are necessary to understand this section of the prospectus. In this section, "Hexcel" refers only to Hexcel Corporation and not to any of its subsidiaries. References to "refinancing transactions" in this description of notes refers to the refinancing transactions we completed in the first quarter of 2005 and which are more fully described in "Summary—Refinancing Transactions."

        The following description is only a summary of the material terms of the indenture and the Registration Rights Agreement. We urge you to read the indenture and the Registration Rights Agreement because they, and not these summary descriptions, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under "Available Information." We have also filed a copy of the indenture and the Registration Rights Agreement as exhibits to our Current Report on Form 8-K filed on February 4, 2005.

Brief Description of the Notes

        These notes:

  •
  are unsecured senior subordinated obligations of Hexcel;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of Hexcel; and

  •
  are senior in right of payment to any future Subordinated Obligations of Hexcel.

Principal, Maturity and Interest

        The original notes are, and the exchange notes will be, issued initially with a maximum aggregate principal amount of $225.0 million. The original notes are, and the exchange notes will be, issued in denominations of $2,000 and any integral multiple of $1,000. The notes will mature on February 1, 2015. We may issue additional notes (the "Additional Notes") from time to time under the indenture. The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of Notes," references to the notes include any Additional Notes actually issued.

        Interest on the notes will accrue at the rate of 6.75% per annum. Interest will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2005. Hexcel will make each interest payment to the holders of record of the notes on the immediately preceding January 15 and July 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional interest may accrue on the notes in specified circumstances according to the Registration Rights Agreement.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the notes at our option before February 1, 2010.

        On and after February 1, 2010 we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice. We will be entitled to redeem the notes at the redemption prices set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on February 1 in the years indicated below:

Year	Percentage of Principal Amount
2010	103.375%
2011	102.250
2012	101.125
2013 and thereafter	100.000

        In addition, before February 1, 2008, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of notes (which includes Additional Notes, if any) with the net cash proceeds from one or more Public Equity Offerings; provided that:

  •
  at least 65% of the original aggregate principal amount of notes (which includes Additional Notes, if any) other than notes held by Hexcel or its Affiliates, remains outstanding immediately after the redemption, and

  •
  the redemption occurs within 120 days after the date of the related Public Equity Offering.

        If we exercise this option, we will pay a redemption price of 106.750% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date.

Selection and Notice of Redemption

        If we redeem less than all the notes at any time, the trustee will select notes on a pro rata basis, by lot or by another method as the trustee will deem to be fair and appropriate.

        We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

        If any note is redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Ranking

Senior Indebtedness versus Notes

        The payment of the principal of, premium and interest on the notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, including Hexcel's obligations under the Credit Agreement.

        As of December 31, 2004, after giving pro forma effect to the refinancing transactions, Hexcel had Senior Indebtedness of approximately $256.8 million. The indenture limits the amount of additional Indebtedness that Hexcel may incur. However, under specified circumstances the amount of the Indebtedness could be substantial. In any case, the Indebtedness may be Senior Indebtedness. As of December 31, 2004, the amount of additional Indebtedness that Hexcel could incur under the indenture, after giving pro forma effect to the refinancing transactions, was approximately $618.0 million. After giving effect to loan covenants under the senior credit facility, the maximum amount of additional Indebtedness that Hexcel could incur as of December 31, 2004, after giving pro forma effect to the refinancing transactions, was approximately $266.0 million, all of which could be Senior Indebtedness.

Liabilities of Subsidiaries versus Notes

        A portion of Hexcel's operations is conducted through its subsidiaries. Claims of creditors of these subsidiaries generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of Hexcel, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors and preferred stockholders, if any, of subsidiaries of Hexcel.

        At December 31, 2004, the total third party liabilities of our subsidiaries were approximately $158.0 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of some of our subsidiaries, this limitation is subject to a number of significant qualifications. Moreover, the indenture does not limit the incurrence by our subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "Covenants—Limitation on Indebtedness."

Other Senior Subordinated Indebtedness versus Notes

        Under the indenture, only Senior Indebtedness of Hexcel will rank senior to the notes. The notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of Hexcel. As of December 31, 2004, after giving pro forma effect to the refinancing transactions, Hexcel's only senior subordinated indebtedness consisted of the notes.

        We have agreed in the indenture that we will not Incur any Indebtedness that is contractually subordinate in right of payment to our Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The indenture does not treat unsecured Indebtedness as subordinated to Secured Indebtedness merely because it is unsecured. In addition, under the indenture, Secured Indebtedness which does not have a first priority security interest in collateral is not treated as subordinated to Secured Indebtedness with a first priority security interest in such collateral merely because it does not have a first priority security interest.

Payment of Notes

        We are not permitted to pay principal of, premium or interest on the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not purchase, redeem or otherwise retire any notes if:

  (1)
  any Designated Senior Indebtedness is not paid when due; or

  (2)
  any other default on Designated Senior Indebtedness occurs and its maturity is accelerated;

unless, in either case, the default has been cured or waived and any acceleration has been rescinded or the Designated Senior Indebtedness has been paid in full. Regardless of these provisions, we are permitted to pay the notes if we and the trustee receive written notice approving the payment from the representative of any Designated Senior Indebtedness.

        During the continuance of any default, other than a default described in clause (1) or (2) above, with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we are not permitted to pay the notes for a "Payment Blockage Period." The Payment Blockage Period commences upon the receipt by the trustee of a "Blockage Notice" of the default from the holders of the Designated Senior Indebtedness and ends 179 days later. The Payment Blockage Period will end earlier if it is terminated:

  •
  by written notice to the trustee and us from the person who gave the Blockage Notice;

  •
  because the default giving rise to the Blockage Notice is cured, waived or otherwise no longer continuing; or

  •
  because the Designated Senior Indebtedness has been discharged or repaid in full.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of the Payment Blockage Period. The notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period, except that if any Blockage Notice is delivered to the trustee by or on behalf of holders of Designated Senior Indebtedness, other than holders of the Bank Indebtedness, a representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period.

        Upon any payment or distribution of the assets of Hexcel upon a liquidation, dissolution or reorganization of Hexcel or its property:

  •
  the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the notes are entitled to receive any payment;

  •
  until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that holders of notes may receive shares of stock and any debt securities that are subordinated to the Senior Indebtedness to at least the same extent as the notes; and

  •
  if a distribution is made to holders of the notes that should not have been made to them, the holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them.

        If payment of the notes is accelerated because of an Event of Default, Hexcel or the trustee shall promptly notify the holders of Designated Senior Indebtedness of the acceleration.

        In the event of a liquidation or insolvency proceeding, creditors of ours who are holders of Senior Indebtedness may recover more than the holders of the notes. Creditors of ours who are not holders of Senior Indebtedness may recover less than holders of Senior Indebtedness and may recover more than the holders of the notes.

        The terms of the subordination provisions described above will not apply to payments from money held in trust by the trustee for the payment of principal of and interest on the notes. See "Defeasance."

Book-Entry, Delivery and Form

        The exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 (the "Global Notes").

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  •
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  •
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        Subject to certain conditions, the notes represented by the Global Notes are exchangeable for certificated notes ("Certificated Notes") in definitive form of like tenor in denominations of $2,000 and integral multiples thereof if:

  (1)
  the depository notifies us that it is unwilling or unable to continue as depository for the Global Notes and we are unable to locate a qualified successor within 90 days or if at any time the depository ceases to be a clearing agency registered under the Exchange Act;

  (2)
  we, in our discretion at any time, determine not to have all the notes represented by the Global Notes; or

  (3)
  a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

        Any note that is exchangeable as above is exchangeable for Certificated Notes issuable in authorized denominations and registered in such names as the depository shall direct. Subject to the foregoing, the Global Notes are not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the depository or its nominee.

Same-Day Payment

        The indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Registered Exchange Offer; Registration Rights

        When we issued the original notes, we entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to, at our cost:

  (1)
  within 120 days after the Issue Date, file a registration statement with the SEC with respect to a registered offer to exchange the notes for additional 6.75% Senior Subordinated Notes Due 2015 issued by us having terms identical to the notes offered under this registration statement (the "exchange notes") (except that the exchange notes will not contain terms with respect to transfer restrictions);

  (2)
  cause the exchange offer registration statement to be declared effective under the Securities Act within 210 days after the Issue Date;

  (3)
  as soon as practicable after the effectiveness of the exchange offer registration statement, to offer the exchange notes in exchange for surrender of the notes; and

  (4)
  to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the notes.

        For each note tendered to us pursuant to the exchange offer, we will issue to the holder of such note an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the date of its original issue.

        Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our Affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not our Affiliate, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement.

        Under the Registration Rights Agreement, we are required to allow broker-dealers with prospectus delivery requirements and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes for 180 days following the effective date of the exchange offer registration statement (or such shorter period during which these broker dealers are required by law to deliver the prospectus).

        In the event that applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer, or if for any other reason we do not consummate the exchange offer within 240 days of the date of the Registration Rights Agreement, or if an initial purchaser shall notify us within 10 business days following consummation of the exchange offer that notes held by it are not eligible to be exchanged for exchange notes in the exchange offer, or if any holder shall notify us that:

  (1)
  they are prohibited by law or SEC policy from participating in the exchange offer;

  (2)
  they may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by them; or

  (3)
  they are a broker-dealer and hold notes that are part of an unsold allotment from the original sale of the notes,

        then, we will, at our cost,

  (1)
  as promptly as practicable, file a shelf registration statement covering resales of the notes or the exchange notes, as the case may be;

  (2)
  use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

  (3)
  keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the effective date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

        We will pay additional cash interest on the notes if:

  (1)
  by 120 days after the Issue Date, neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC;

  (2)
  by 240 days after the Issue Date, the exchange offer is not consummated and, if applicable, the shelf registration statement is not declared effective; or

  (3)
  after either the exchange offer registration statement or the shelf registration statement is declared effective, the registration statement thereafter ceases to be effective or usable (subject to certain exceptions);

from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured.

        The rate of the additional interest will be 0.50% per annum following the occurrence of a registration default, until all registration defaults have been cured; provided, however, that:

  (1)
  no holder of notes who is not entitled to the benefits of a shelf registration statement shall be entitled to receive additional interest by reason of a registration default that pertains to a shelf registration statement; and

  (2)
  no holder of notes constituting an unsold allotment from the original sale of the notes or any other holder of notes who is entitled to the benefits of a shelf registration statement shall be entitled to receive additional interest by reason of a registration default that pertains to an exchange offer.

        We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes and the exchange notes.

        All references in the indenture, in any context, to any payment of principal, purchase prices in connection with a purchase of notes, and interest or any other amount payable on or with respect to any of the notes shall be deemed to include payment of any additional cash interest pursuant to the Registration Rights Agreement.

        If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all notes validly tendered in accordance with the terms of the exchange offer.

Change of Control

        Upon the occurrence of a "Change of Control," each holder may require us to purchase its notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase. The following are "Change of Control" events:

  (1)
  any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1), such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether or not such right is exercisable immediately) of more than 50% of the total voting power of voting stock of Hexcel;

  (2)
  during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors, together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of Hexcel was approved under the Governance Agreement or Stockholders Agreement or by a vote of 66 2/3% of the directors of Hexcel then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office; or

  (3)
  the merger or consolidation of Hexcel with or into another person or the merger of another person with Hexcel, or the sale of all or substantially all the assets of Hexcel to another person, and in the case of any such merger or consolidation, the securities of Hexcel that are outstanding immediately prior to the transaction and that represent 100% of the aggregate voting power of the voting stock of Hexcel are changed into or exchanged for cash, securities or property, unless pursuant to the transaction, the securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person that represent, immediately after the transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person or transferee;

provided, however, that a Change of Control shall not be deemed to occur unless and until the publicly announced rating of the notes by either Rating Agency shall, within 90 days after the date of occurrence of the event, be less than the rating of the notes by that Rating Agency on the date which is 90 days before the date of the occurrence of that event; provided further, however, if the notes have an investment grade rating by both Rating Agencies on the date which is 90 days before the date of occurrence of that event, a Change of Control shall be deemed not to occur following that event unless and until the publicly announced rating of the notes by either Rating Agency shall be less than investment grade rating within 90 days after the date of the occurrence of that event. In each case the 90-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency.

        Within 30 days after any Change of Control, we will mail a notice to each holder of notes, a "Change of Control Offer," stating:

  (1)
  that a Change of Control has occurred and that the holder has the right to require us to purchase its notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase;

  (2)
  the circumstances and relevant facts regarding the Change of Control, including a statement of pro forma historical income, cash flow and capitalization after giving effect to the Change of Control;

  (3)
  the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

  (4)
  the instructions determined by us, consistent with the covenant described under this caption, that a holder must follow in order to have its notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in compliance with the requirements set forth in the indenture and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

        We will comply with the requirements of the securities laws in connection with the purchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws conflict with the provisions of the covenant described under this caption, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the Change of Control covenant.

        The Change of Control purchase feature of the notes may make more difficult or discourage a sale or takeover of Hexcel and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Hexcel and the initial purchasers. It is not the result of our knowledge of any specific effort to accumulate common stock of Hexcel or to obtain control of Hexcel or part of a plan by management to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

        Subject to the limitations discussed below, we could enter into transactions that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under the caption "Covenants—Limitation on Indebtedness." These restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in this covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        Our senior credit facility restricts us in purchasing any notes and also provides that the occurrence of specified Change of Control events constitute a default under the senior credit facility. Future indebtedness may contain similar provisions, which may be more or less restrictive than those in our senior credit facility. In the event a Change of Control occurs when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain the consent or repay the borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement. In these circumstances, the subordination provisions in the indenture would likely restrict payment to the holders of notes.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of events that would constitute a Change of Control or require us to repurchase the Indebtedness upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to purchase the notes could cause a default under the Indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

        Our obligation to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Covenants

Limitation on Indebtedness

        (a)   Hexcel will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Hexcel and its Restricted Subsidiaries may Incur Indebtedness if, on the date of the Incurrence and after giving effect to the Incurrence on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

        (b)   Notwithstanding paragraph (a) above, Hexcel and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

    (1)
    Indebtedness Incurred by Hexcel or any Restricted Subsidiary under the Credit Agreement; provided, however, that, after giving effect to the Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed (A) the greater of (x) $425.0 million or (y) the sum of (i) 85% of accounts receivable, net, (ii) 85% of inventory, net, and (iii) 50% of property, plants and equipment, in each case of Hexcel and its Restricted Subsidiaries as reflected on the consolidated balance sheet of Hexcel and its Restricted Subsidiaries as of the most recently ended fiscal quarter period, less (B) the sum of all principal payments on such Indebtedness made under paragraph (a)(3)(A) of the covenant described under the caption "Limitation on Asset Dispositions";

    (2)
    Indebtedness Incurred by Foreign Subsidiaries to finance the working capital requirements of Foreign Subsidiaries; provided, however, that the aggregate principal amount of such Indebtedness, when added together with the amount of Indebtedness

      Incurred by all Foreign Subsidiaries under this clause (2) and then outstanding, does not exceed the sum of 50% of the book value of the consolidated inventories of all Foreign Subsidiaries and 80% of the consolidated accounts receivable of all Foreign Subsidiaries;

    (3)
    Indebtedness owed to and held by Hexcel or any Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any capital stock which results in the Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of the Indebtedness, other than to Hexcel or a Wholly Owned Subsidiary, shall be deemed, in each case, to constitute the Incurrence of such Indebtedness and (B) if Hexcel is the obligor on such Indebtedness, the payment of such Indebtedness is expressly subordinate to the prior payment in full in cash of all obligations with respect to the notes;

    (4)
    the notes, other than any Additional Notes, and the exchange notes;

    (5)
    Indebtedness, other than the Indebtedness described in clauses (1), (2), (3) or (4) above, outstanding on the Issue Date;

    (6)
    Refinancing Indebtedness in respect of Indebtedness Incurred under paragraph (a) above or under clause (4) or (5) or this clause (6);

    (7)
    hedging obligations directly related to Indebtedness permitted to be Incurred by Hexcel and Restricted Subsidiaries under the indenture or, in the case of a currency exchange protection agreement, reasonably related to the ordinary course of business of Hexcel and its Restricted Subsidiaries;

    (8)
    Indebtedness, including Capitalized Lease Obligations and purchase money Indebtedness, Incurred by Hexcel or its Restricted Subsidiaries to finance the acquisition of tangible assets or other capital expenditures, and Indebtedness Incurred by Hexcel or its Restricted Subsidiaries to refinance such Capitalized Lease Obligations and purchase money Indebtedness, in an aggregate outstanding principal amount which, when added together with the amount of Indebtedness Incurred under this clause (8) and then outstanding, does not exceed the greater of (A) $30.0 million and (B) 5.0% of Consolidated Tangible Assets;

    (9)
    the guarantee by Hexcel or any of its Restricted Subsidiaries of Indebtedness of Hexcel or a Restricted Subsidiary that was permitted to be incurred by another provision of this section entitled "Limitation on Indebtedness;"

    (10)
    Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of Hexcel and its Restricted Subsidiaries;

    (11)
    the incurrence by Hexcel or any of its Restricted Subsidiaries of Indebtedness consisting of provisions providing for indemnification, adjustment of purchase price or similar obligations incurred or assumed in connection with the disposition by Hexcel or any of its Restricted Subsidiaries of any business, assets or capital stock of a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including noncash proceeds consisting of Cash Equivalents or Qualified Proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Hexcel and its Restricted Subsidiaries in connection with such disposition; and

    (12)
    Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Hexcel and Restricted Subsidiaries outstanding on the date of the Incurrence, other than Indebtedness permitted by clauses (1) through (11) above or paragraph (a), does not exceed $50.0 million.

        (c)   Notwithstanding the above provisions, Hexcel will not Incur any Indebtedness under paragraph (b) above, if the proceeds of the Indebtedness are used, directly or indirectly, to refinance any Subordinated Obligations (other than Hexcel's 7% Convertible Debentures due 2011 outstanding on the Issue Date), unless the Indebtedness will be subordinated to the notes to at least the same extent as the Subordinated Obligations.

        (d)   For purposes of determining compliance with this covenant:

    (1)
    in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Hexcel, in its sole discretion, will classify the item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the above clauses; and

    (2)
    an item of Indebtedness may be divided and classified under more than one of the types of Indebtedness described above.

        (e)   Notwithstanding paragraphs (a) and (b) above, Hexcel will not Incur:

    (1)
    any Indebtedness if that Indebtedness is contractually subordinate in right of payment to any Senior Indebtedness, unless the Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness; or

    (2)
    any Secured Indebtedness that is not Senior Indebtedness, unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with the Secured Indebtedness for so long as the Secured Indebtedness is secured by a lien.

        (f)    In determining amounts of Indebtedness outstanding under the Limitation on Indebtedness covenant and to avoid duplication, indebtedness of a person resulting from the grant by that person of security interests with respect to, or from the issuance by that person of guarantees of, or from the assumption of obligations with respect to letters of credit supporting, Indebtedness Incurred by that person under the indenture, or Indebtedness which that person is otherwise permitted to Incur under the indenture, shall not be deemed to be a separate Incurrence of Indebtedness by that person.

        (g)   Indebtedness of any person which is outstanding at the time that person becomes a Restricted Subsidiary, including upon designation of any subsidiary or other person as a Restricted Subsidiary, or is merged with or into or consolidated with Hexcel or a Restricted Subsidiary shall be deemed to have been Incurred at the time that person becomes a Restricted Subsidiary or merged with or into or consolidated with Hexcel or a Restricted Subsidiary, as applicable.

Limitation on Restricted Payments

        (a)   Hexcel will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Hexcel or any Restricted Subsidiary makes a Restricted Payment:

    (1)
    a Default shall have occurred and be continuing, or would result from the Restricted Payment;

    (2)
    Hexcel is not able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "Limitation on Indebtedness"; or

    (3)
    the aggregate amount of the Restricted Payment and all other Restricted Payments made since the Issue Date would exceed the sum of, without duplication:

    (A)
    50% of the Consolidated Net Income accrued during the period, which will be treated as one accounting period, from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days before the date of the Restricted Payment, or, in case the Consolidated Net Income is a deficit, less 100% of that deficit; plus

    (B)
    100% of the aggregate Net Cash Proceeds received by Hexcel from the issuance or sale of its capital stock (including, without limitation, any Net Cash Proceeds received upon the exercise of any option or other equity award with respect to its capital stock granted pursuant to an employee or director benefit plan of Hexcel), other than capital stock within the meaning of "Disqualified Stock," subsequent to the Issue Date and on or before the date of the Restricted Payment, other than an issuance or sale to a subsidiary of Hexcel or an issuance or sale to an employee stock ownership plan or to a trust established by Hexcel or any of its subsidiaries for the benefit of their employees; plus

    (C)
    the amount by which the Indebtedness of Hexcel is reduced on Hexcel's balance sheet upon the conversion or exchange, other than by a subsidiary of Hexcel, subsequent to the Issue Date and on or before the date of the Restricted Payment of any Indebtedness of Hexcel convertible or exchangeable for capital stock, other than Disqualified Stock, of Hexcel, less the amount of any cash, or the fair value of any other property, distributed by Hexcel upon the conversion or exchange; plus

    (D)
    an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Hexcel or any Restricted Subsidiary from Unrestricted Subsidiaries, and (y) the portion, proportionate to Hexcel's equity interest in the subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that this sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made and treated as a Restricted Payment by Hexcel or any Restricted Subsidiary in the Unrestricted Subsidiary.

  (b)
  The preceding provisions will not prohibit:

  (1)
  any acquisition of any capital stock of Hexcel made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel, other than Disqualified Stock and other than capital stock issued or sold to a subsidiary of Hexcel, or options, warrants or other rights to purchase the capital stock; provided, however, that

  (A)
  the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and

  (B)
  the Net Cash Proceeds from the sale shall be excluded from clause (3)(B) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of Hexcel, other than Disqualified Stock and other than capital stock issued or sold to a subsidiary of Hexcel, or options, warrants or other rights to purchase the capital stock; provided, however, that

      (A)
      the purchase, repurchase, redemption, defeasance or acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments and

      (B)
      the Net Cash Proceeds from the sale shall be excluded from clause (3)(B) of paragraph (a) above;

    (3)
    any purchase, repurchase, redemption, defeasance or acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Hexcel which is permitted to be Incurred under the covenant described under the caption "Limitation on Indebtedness"; provided, however, that the Indebtedness

    (A)
    shall have a stated maturity later than the stated maturity of the notes and

    (B)
    shall have an Average Life greater than the remaining Average Life of the notes;

provided further, however, that the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (4)
    any purchase or redemption of Subordinated Obligations from Net Available Cash after application according to clauses (A), (B) and (C) of paragraph (a)(3) of the covenant described under the caption "Limitation on Asset Dispositions"; provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (5)
    dividends paid within 60 days after the date of declaration thereof if at the date of declaration the dividend would have complied with this covenant; provided, however, that at the time of payment of the dividend, no other Default shall have occurred and be continuing, or result therefrom; provided further, however, that the declaration, but not the payment, of such dividend shall be included in the calculation of the amount of Restricted Payments;

    (6)
    so long as no Default shall have occurred and be continuing, or result therefrom, Investments in Joint Ventures or other persons engaged in a Related Business in an aggregate amount which, when added together with the amount of all other Investments made according to this clause (6) which at the time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed the greater of (A) $60.0 million and (B) 10% of Consolidated Tangible Assets; provided, however, that the amount of the Investments shall be excluded in the calculation of Restricted Payments;

    (7)
    so long as no Default shall have occurred and be continuing, or result therefrom, (A) payments with respect to employee or director stock options, stock incentive plans or restricted stock plans of Hexcel, including any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of capital stock of Hexcel, restricted stock, options on any of these shares or similar securities held by directors, officers or employees or former directors, officers or employees or by any Plan upon death, disability, retirement or termination of employment of any of these persons under the terms of the Plan or agreement under which the shares or related rights were issued or acquired and (B) repurchases of capital stock deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof or required tax withholding with respect to the exercise of stock options or the lapsing of restrictions on restricted stock; provided, however, that the amount of any of these payments, repurchases or withholding shall be excluded in the calculation of Restricted Payments;

    (8)
    so long as no Default shall have occurred and be continuing, or result therefrom, any purchase or defeasance of Subordinated Obligations upon a Change of Control to the extent required by the indenture or other agreement or instrument under which the Subordinated Obligations were issued, but only if Hexcel has first complied with all its obligations under the provisions described under the caption "Change of Control"; provided, however, that the amount of the purchase or defeasance shall be excluded in the calculation of Restricted Payments;

    (9)
    so long as no Default shall have occurred and be continuing, or result therefrom, the repurchase, redemption or defeasance by Hexcel of its 7% Convertible Debentures due 2011 outstanding on the Issue Date; provided, however, that any repurchase, redemption or defeasance shall be excluded in the calculation of Restricted Payments;

    (10)
    the declaration and payment of regularly scheduled or accrued dividends or distributions on shares of Hexcel's series A convertible preferred stock or series B convertible preferred stock outstanding on the Issue Date or on any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued after the Issue Date in accordance with the Consolidated Coverage Ratio test described in the section above entitled "Limitation on Indebtedness;" provided, however, that any declaration and payment shall be excluded in the calculation of Restricted Payments;

    (11)
    so long as no Default shall have occurred and be continuing or result therefrom, payments to holders of its capital stock in lieu of issuance of fractional shares of its capital stock; provided, however, that the amount of any payments shall be excluded in the calculation of Restricted Payments;

    (12)
    repurchases of shares of Hexcel's common stock and repurchases of shares of Hexcel's series A convertible preferred stock or series B convertible preferred stock, but only if on the date of any such repurchase, and after giving pro forma effect thereto, the Consolidated Leverage Ratio is less than 2.5 to 1.0; provided, however, that the amount of any such repurchases shall be included in the calculation of Restricted Payments; or

    (13)
    so long as no Default shall have occurred and be continuing, or result therefrom, Restricted Payments in an aggregate amount which, when added together with the amount of all other Restricted Payments made under this clause (13) which at that time have not been repaid through dividends, repayments of loans or advances or other transfers of assets, does not exceed $50.0 million; provided, however, that the amount of the Restricted Payments shall be included in the calculation of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        Hexcel will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (a)   pay dividends or make any other distributions on its capital stock to Hexcel or a Restricted Subsidiary or pay any Indebtedness owed to Hexcel,

        (b)   make any loans or advances to Hexcel or any Restricted Subsidiary, or

        (c)   transfer any of its property or assets to Hexcel or any Restricted Subsidiary (clauses (a), (b) and (c), collectively "Payment Restrictions").

        However, the preceding restrictions will not apply to:

  (1)
  any Payment Restriction existing under or by reason of the Credit Agreement, the indenture, Refinancing Indebtedness in respect of the notes and any agreement in effect at or entered into on the Issue Date;

  (2)
  any Payment Restriction with respect to a Restricted Subsidiary under an agreement relating to any Indebtedness Incurred by the Restricted Subsidiary on or before the date on which the Restricted Subsidiary was acquired by Hexcel, other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to complete, the transaction or series of related transactions as a result of which the Restricted Subsidiary became a Restricted Subsidiary of, or was acquired by, Hexcel, and outstanding on that date;

  (3)
  any Payment Restriction under an agreement effecting a refinancing of Indebtedness Incurred under an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the Payment Restrictions with respect to the Restricted Subsidiary contained in the refinancing agreement or amendment are no less favorable to the holders of the notes than those with respect to the Restricted Subsidiary contained in the predecessor agreements;

  (4)
  any Payment Restriction consisting of customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practice;

  (5)
  any Payment Restriction with respect to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) above;

  (7)
  liens securing Indebtedness otherwise permitted to be Incurred under the provisions of the covenant described above under the caption "Limitation on Indebtedness" that limit the right of the debtor to dispose of the assets subject to such liens;

  (8)
  any encumbrance or restriction contained in the governing documents of any Joint Venture;

  (9)
  any Payment Restriction arising under applicable law;

  (10)
  provisions with respect to the disposition or distribution of assets or property in Joint Venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Limitation on Asset Dispositions

        (a)   Hexcel will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

  (1)
  Hexcel or a Restricted Subsidiary receives consideration at least equal to the fair market value of the shares and assets subject to the Asset Disposition;

  (2)
  at least 75% of the consideration for the Asset Disposition received by Hexcel or the Restricted Subsidiary is in the form of cash; and

  (3)
  an amount equal to 100% of the Net Available Cash from the Asset Disposition is applied by Hexcel or the Restricted Subsidiary, as the case may be: (A) first, to the extent Hexcel or the Restricted Subsidiary elects or is required by the terms of any Senior Indebtedness or Indebtedness of the Restricted Subsidiary, to prepay, repay or purchase Senior Indebtedness or Indebtedness, other than any Disqualified Stock, of a Restricted Subsidiary, in each case other than Indebtedness owed to Hexcel or an Affiliate of Hexcel, within one year from the later of the Asset Disposition or the receipt of the Net Available Cash; (B) second, to the extent Hexcel or the Restricted Subsidiary elects, to acquire Additional Assets or to make a capital expenditure within one year from the later of the Asset Disposition or the receipt of the Net Available Cash; (C) third, to make an offer to the holders of the notes, and to holders of other Senior Subordinated Indebtedness designated by Hexcel, to purchase notes, and the other Senior Subordinated Indebtedness, according to the indenture; and (D) fourth, to the extent of the balance of the Net Available Cash after application according to clauses (A), (B) and (C), for any purpose not prohibited by the terms of the indenture.

        Notwithstanding the above provisions of this paragraph, Hexcel and the Restricted Subsidiaries will not be required to apply any Net Available Cash according to the foregoing paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied according to the foregoing paragraph exceeds $15.0 million. Pending application of Net Available Cash under this covenant, the Net Available Cash will be invested in Temporary Cash Investments.

        For the purposes of the covenant described under this caption, the following shall be deemed to be cash:

  (x)
  the assumption of Indebtedness of Hexcel or any Restricted Subsidiary and the release of Hexcel or the Restricted Subsidiary from all liability with respect to the Indebtedness in connection with the Asset Disposition, provided, however, that the amount of the Indebtedness shall not be deemed to be cash for the purpose of the term "Net Available Cash"; and

  (y)
  securities received by Hexcel or any Restricted Subsidiary from the transferee that are promptly converted by Hexcel or the Restricted Subsidiary into cash.

        (b)   In the event of an Asset Disposition that requires the purchase of the notes and other Senior Subordinated Indebtedness, we will purchase notes tendered and other Senior Subordinated Indebtedness at a purchase price of 100% of their principal amount, without premium, plus accrued but unpaid interest, or, in respect of the Senior Subordinated Indebtedness, the lesser price, if any, as may be provided for by the terms of the Senior Subordinated Indebtedness according to the procedures set forth in the indenture. If the aggregate purchase price of notes and any other Senior Subordinated Indebtedness tendered is less than the Net Available Cash, we will be entitled to apply the remaining Net Available Cash according to clause (a)(3)(D) above. We will not be required to make the offer to purchase notes and other Senior Subordinated Indebtedness if the Net Available Cash available for the offer, after application of Net Available Cash according to clauses (A) and (B) of paragraph (a) above, is less than $10.0 million. The lesser amount shall be carried forward to determine whether the offer is required for any subsequent Asset Disposition.

        (c)   Hexcel will comply with the requirements of the securities laws in connection with the purchase of the notes under this covenant. To the extent that the provisions of any securities laws conflict with provisions of this covenant, Hexcel will comply with the applicable securities laws and shall not be deemed to have breached its obligations under this covenant.

Limitation on Affiliate Transactions

        (a)   Hexcel will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any "Affiliate Transaction," including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service, with any Affiliate of Hexcel unless:

  (1)
  the Affiliate Transaction is made in good faith and on terms which are fair and reasonable to Hexcel or the Restricted Subsidiary, as the case may be;

  (2)
  if the Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Hexcel disinterested with respect to the Affiliate Transaction have determined in good faith that the terms are fair and reasonable; and

  (3)
  if the Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors shall also have received a written opinion from an investment banking firm or an accounting firm to the effect that the Affiliate Transaction is fair, from a financial standpoint, to Hexcel and its Restricted Subsidiaries or is not less favorable to Hexcel and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arms-length transaction with a person who was not an Affiliate.

        (b)   The provisions of paragraph (a), above, shall not prohibit:

  (1)
  any Permitted Investment and any Restricted Payment permitted to be paid under the covenant described under the caption "Limitation on Restricted Payments";

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise under, or the funding of, employment arrangements, stock options, stock ownership plans and officer or director indemnification agreements approved by the Board of Directors;

  (3)
  the payment of reasonable fees to directors of Hexcel and its Restricted Subsidiaries;

  (4)
  transactions between Hexcel or a Restricted Subsidiary and one or more Restricted Subsidiaries; provided, however, that no Affiliate of Hexcel, other than another Restricted Subsidiary, owns, directly or indirectly, any capital stock in any of the Restricted Subsidiaries;

  (5)
  transactions in the ordinary course of business, including loans, expense advances and reimbursements, between Hexcel or any of its Restricted Subsidiaries, on the one hand, and any employee of Hexcel or any of its Restricted Subsidiaries, on the other hand;

  (6)
  transactions with Affiliates entered into in the ordinary course of business of Hexcel or its Restricted Subsidiaries, on terms which are, in the opinion of Hexcel's management or the Board of Directors, fair and reasonable to Hexcel or its Restricted Subsidiaries;

  (7)
  the granting and performance of registration rights for shares of capital stock of Hexcel under a written Registration Rights Agreement approved by a majority of directors of Hexcel that are disinterested with respect to the transactions;

  (8)
  transactions with Affiliates solely in their capacity as holders of Indebtedness or capital stock of Hexcel or any of its subsidiaries, so long as Indebtedness or capital stock of the same class is also held by persons that are not Affiliates of Hexcel and these Affiliates are treated no more favorably than holders of the Indebtedness or the capital stock generally;

  (9)
  transactions pursuant to the Governance Agreement or the Stockholders Agreement, and any amendments to the Governance Agreement or Stockholders Agreement, as applicable, that are not adverse to the interests of the holders of the notes and which are approved by a majority of the directors of Hexcel disinterested with respect to the amendment;

  (10)
  transactions with Affiliates acting as an underwriter, initial purchaser, placement agent or in a similar capacity in connection with an offering or private placement by Hexcel of equity securities or debt securities;

  (11)
  any commercial banking, commercial lending, investment banking, brokerage, securities trading, market-making, money management, financial advisory or other similar transaction, including the payment of customary fees with respect thereto, with an Affiliate of The Goldman Sachs Group, Inc. that is approved by a majority of the directors of Hexcel disinterested with respect to such transaction; and

  (12)
  any transaction between Hexcel or any Restricted Subsidiaries and any of the Existing Joint Ventures under agreements in effect on the Issue Date.

Merger and Consolidation

        Hexcel will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any other person, unless:

  (1)
  the successor company shall be a person organized and existing under the laws of the United States of America, any U.S. State or the District of Columbia, and the successor company, if other than Hexcel, shall expressly assume, by a supplemental indenture all the obligations of Hexcel under the notes and the indenture;

  (2)
  immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of the successor company or any Restricted Subsidiary as a result of the transaction as having been Incurred by the successor company or the Restricted Subsidiary at the time of the transaction, no Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to the transaction, the successor company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under the caption "Limitation on Indebtedness"; and

  (4)
  Hexcel shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture.

        Nothing contained in the preceding paragraphs shall prohibit any wholly owned subsidiary from merging with or into Hexcel, or any sale, assignment, transfer, conveyance or other disposition of assets between or among Hexcel and any Restricted Subsidiary.

        The successor company will succeed to, and be substituted for Hexcel under the indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

Limitation on Business Activities

        Hexcel will not, and will not permit any Restricted Subsidiary to, engage in any business other than in businesses conducted by Hexcel and its Restricted Subsidiaries on the Issue Date and businesses which are reasonably related, ancillary or complementary thereto.

SEC Reports

        Hexcel will file with the SEC and provide the trustee and the holders of the notes with the annual reports and the applicable information, documents and other reports as are specified in the Exchange Act.

        In addition Hexcel will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations. Hexcel will make this information available to securities analysts and prospective investors upon request.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  a default in payment when due of the principal of any note at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  the failure by Hexcel to comply with its obligations described under the caption "Covenants—Merger and Consolidation" above;

  (4)
  the failure by Hexcel to comply for 30 days after notice with any of its obligations in the covenants described above under the caption "Change of Control," other than a failure to purchase notes, or under the captions "Covenants—Limitations on Indebtedness," "Covenants—Limitation on Restricted Payments," "Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "Covenants—Limitation on Asset Dispositions," other than a failure to purchase notes, "Covenants—Limitation on Affiliate Transactions," "Covenants—Limitation on Business Activities" or "SEC Reports";

  (5)
  the failure by Hexcel to comply for 60 days after notice with any of the other agreements contained in the indenture;

  (6)
  Indebtedness of Hexcel or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders of the Indebtedness because of a default and the total amount of Indebtedness unpaid or accelerated exceeds $15.0 million;

  (7)
  events of bankruptcy, insolvency or reorganization of Hexcel or a Significant Subsidiary; or

  (8)
  any final judgment or decree for the payment of money in excess of $15.0 million is entered against Hexcel or a Significant Subsidiary by a court of competent jurisdiction, remains outstanding for a period of 60 days following the final judgment or decree and is not discharged, waived or stayed within 10 days after notice to Hexcel.

        However, a default under clauses (4), (5) or (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Hexcel of the default and Hexcel does not cure the default within the time specified after receipt of the notice.

        If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon this declaration, the principal and interest shall be due and payable immediately. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of Hexcel occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

        In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  the holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)
  the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with the request within 60 days; and

  (5)
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

        The holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

        The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, Hexcel is required to deliver to the trustee, after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. Hexcel also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any event which would constitute a Default, its status and what action Hexcel is taking or proposes to take in respect to the event.

Amendments and Waivers

        Subject to exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding. This may include consents obtained in connection with a tender offer or exchange for the notes. Any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of holders of 75% or more in principal amount of the notes then outstanding, Hexcel may not, with respect to any notes held by a non-consenting holder, make any change to the subordination provisions of the indenture that would adversely affect holders of the notes.

        In addition, without the consent of each holder affected, an amendment or waiver may not:

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any note;

  (3)
  reduce the principal of or extend the stated maturity of any note;

  (4)
  reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "Optional Redemption";

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  impair the right of any holder of the notes to receive payment of principal of and interest on the holder's notes on or after the due dates for payment or to institute suit for the enforcement of any payment on or with respect to the holder's notes; or

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, Hexcel and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of Certificated Notes, provided, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

  (3)
  to provide for the assumption by a successor corporation of the obligations of Hexcel under the indenture;

  (4)
  to add guarantees with respect to the notes or to secure the notes;

  (5)
  to add to the covenants of Hexcel for the benefit of the holders of the notes or to surrender any right or power conferred upon Hexcel;

  (6)
  to make any change that does not adversely affect the rights under the indenture of any holder; or

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

        No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of the Senior Indebtedness consent to the change.

        The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, Hexcel is required to mail to holders of the notes a notice briefly describing the amendment. However, the failure to give notice to all holders of the notes, or any defect in the notice, will not impair or affect the validity of the amendment.

        The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

        Hexcel may terminate at any time all its obligations under the notes and the indenture, except for specified obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This type of termination is referred to as legal defeasance.

        In addition, Hexcel may terminate at any time its obligations described under the caption "Change of Control" and under the covenants described under the caption "Covenants", other than the covenant described under the caption "Covenants—Merger and Consolidation", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under the caption "Defaults" above and the limitations contained in clause (3) of the covenant described under the caption "Covenants—Merger and Consolidation" above. This type of termination is referred to as covenant defeasance.

        Hexcel may exercise its legal defeasance option regardless of its prior exercise of its covenant defeasance option. If Hexcel exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If Hexcel exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (4), (6), (7), with respect only to Significant Subsidiaries, or (8) under the caption "Defaults" above or because of the failure of Hexcel to comply with clause (3) of the covenant described under the caption "Covenants; Merger and Consolidation" above.

        In order to exercise either legal defeasance or covenant defeasance, Hexcel must irrevocably deposit in a defeasance trust money or U.S. government obligations for the payment of principal and interest on the notes to redemption or maturity. Hexcel must also comply with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion of counsel must be based on a ruling of the IRS or other change in applicable federal income tax law.

Concerning the Trustee

        The Bank of New York is the trustee under the indenture and has been appointed by Hexcel as registrar and paying agent for the notes.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place for exercising any remedy available to the trustee, subject to various exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions of Terms Used in the Indenture

        The following defined terms are used in the indenture and are included in this prospectus because they are necessary to understand the description of the notes contained in this prospectus.

        "Additional Assets" means any:

  (1)
  property or assets (other than Indebtedness and capital stock) to be used by Hexcel, a Restricted Subsidiary or a Joint Venture;

  (2)
  capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by Hexcel or another Restricted Subsidiary; or

  (3)
  capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary or a Joint Venture;

provided, however, that any Restricted Subsidiary described in clauses (2) and (3) is primarily engaged in Related Business.

        "Affiliate" of any specified person means:

  (1)
  any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person; or

  (2)
  any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (1).

        For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under the captions "Covenants Limitation on Affiliate Transactions" and "Covenants Limitation on Asset Dispositions" only, "Affiliate" shall also mean any beneficial owner of capital stock representing 10% or more of the total voting power of the voting stock (on a fully diluted basis) of Hexcel or of rights or warrants to purchase such capital stock (whether or not currently exercisable) and any person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any direct or indirect sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) of shares of capital stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Hexcel or any Restricted Subsidiary (including any disposition by means of a merger, consolidation or similar transaction) involving an amount in excess of $5.0 million other than:

  (1)
  a disposition by a Restricted Subsidiary to Hexcel, by Hexcel or a Restricted Subsidiary to a Restricted Subsidiary or between Restricted Subsidiaries;

  (2)
  a disposition of property or assets at fair market value in the ordinary course of business and consistent with past practices of Hexcel or any of its Restricted Subsidiaries, as applicable (including sales of products to customers, disposition of excess inventory and dispositions of used or replaced equipment);

  (3)
  the disposition or grant of licenses to third parties in respect of intellectual property;

  (4)
  a sale or disposition of assets for the purpose of forming any Joint Venture, in exchange for an interest in such Joint Venture;

  (5)
  the sale of Specified Properties;

  (6)
  a disposition by Hexcel or any subsidiary of assets within 24 months after such assets were directly or indirectly acquired as part of an acquisition of other properties or assets (including capital stock) (the "Primary Acquisition"), if the assets being disposed of are "non-core" assets (as determined in good faith by a majority of the Board of Directors) or are required to be disposed of pursuant to any law, rule or regulation or any order of or settlement with any court or governmental authority, and the proceeds therefrom are used within 18 months after the date of sale to repay any Indebtedness Incurred in connection with the Primary Acquisition of such assets;

  (7)
  for purposes of the covenant described under the caption "Covenants—Limitation on Asset Dispositions" only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under the caption "Covenants—Limitation on Restricted Payments"; or

  (8)
  an Asset Disposition that also constitutes a Change of Control; provided, however, that Hexcel complies with all its obligations described under the caption "Change of Control."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption multiplied by the amount of such payment by (y) the sum of all such payments.

        "Bank Indebtedness" means any and all Indebtedness and other amounts payable under or in respect of the Credit Agreement including principal, premium (if any), interest (including interest accruing at the contract rate specified in the Credit Agreement (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel and interest that would accrue but for the commencement of such proceeding whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means the board of directors of Hexcel or any committee thereof duly authorized to act on behalf of the board of directors.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP. The stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, however, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)
  if Hexcel or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (a) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and (b) the repayment, repurchase, redemption, defeasance or other discharge of any other Indebtedness repaid, repurchased, redeemed, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such repayment, repurchase, redemption, defeasance or other discharge had occurred on the first day of such period;

  (2)
  if Hexcel or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, redeemed, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, redemption, defeasance or other discharge had occurred on the first day of such period and as if Hexcel or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, redeem, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of such period Hexcel or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Hexcel or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise discharged with respect to Hexcel and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Hexcel and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period Hexcel or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (5)
  if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into Hexcel or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets requiring an adjustment pursuant to clause (3) or (4) above if made by Hexcel or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Hexcel. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term as at the date of determination in excess of 12 months).

        "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

        (a)   total interest expense of Hexcel and its consolidated Restricted Subsidiaries for such period, including, to the extent not otherwise included in such interest expense, and to the extent Incurred by Hexcel or its Restricted Subsidiaries in such period, without duplication,

  (1)
  interest expense attributable to Capital Lease Obligations;

  (2)
  amortization of debt discount and debt issuance cost;

  (3)
  amortization of capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  accrued interest;

  (6)
  amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (7)
  interest actually paid by Hexcel or any such Restricted Subsidiary under any guarantee of Indebtedness of any other person;

  (8)
  net payments, if any, made pursuant to interest rate protection agreements (including amortization of fees);

        (b)   dividends accrued in respect of all Disqualified Stock of Hexcel and all preferred stock of any Restricted Subsidiary, in each case, held by persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in capital stock (other than Disqualified Stock) of Hexcel); and

        (c)   cash contributions made during such period to any employee stock ownership plan or other trust for the benefit of employees to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Hexcel) in connection with Indebtedness Incurred by such plan or trust to purchase capital stock of Hexcel.

        Notwithstanding the foregoing, in no event will:

  (1)
  any non-cash dividends or distributions payable on Hexcel's series A convertible preferred stock or series B convertible preferred stock outstanding on the Issue Date; or

  (2)
  the accretion or amortization of original issue discount, beneficial conversion feature and capitalized issuance costs on Hexcel's series A convertible preferred stock or series B convertible preferred stock outstanding on the Issue Date, be included in the calculation of Consolidated Interest Expense.

        "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (x) the aggregate amount of Indebtedness of Hexcel and its Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such date of determination; provided, however, that in determining Indebtedness and EBITDA, such amounts shall be determined on a pro forma basis after giving effect to the same transactions that would be adjusted for in determining the Consolidated Coverage Ratio at such time, as set forth in the definition of such term, to the extent applicable.

        "Consolidated Net Income" means, for any period, the net income (loss) of Hexcel and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income (loss) of any person if such person is not a Restricted Subsidiary, except that

  (A)
  Hexcel's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such person during such period to Hexcel or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  Hexcel's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any person acquired by Hexcel or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

  (3)
  any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Hexcel, except that

  (A)
  Hexcel's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Hexcel or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

  (B)
  Hexcel's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain (but not loss) realized upon the sale or other disposition of any assets of Hexcel, its consolidated subsidiaries or any other person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of any person;

  (5)
  any extraordinary gain or loss;

  (6)
  cumulative effect of a change in accounting principles;

  (7)
  compensation expense related to the issuance of stock incentives pursuant to the Plans;

  (8)
  any deemed dividend and accretion (amortization of original issue discount, beneficial conversion feature and capitalized issuance costs) related to Hexcel's series A convertible preferred stock or series B convertible preferred stock;

  (9)
  restructuring charges, write-downs and reserves (to the extent not included in clause (4) or (5) above) taken by Hexcel or its Restricted Subsidiaries; provided, however, that the aggregate amount of any such charges, write-downs or reserves shall not in the aggregate exceed $5.0 million in each fiscal year and any charges in excess of such amount in such fiscal year shall be included in the calculation of Consolidated Net Income for the period when such charges are paid; and

  (10)
  gains or losses from the early retirement or extinguishment of Indebtedness.

Notwithstanding the foregoing, for the purposes of the covenant described under the caption "Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Hexcel or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Hexcel and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Hexcel ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

  (1)
  the par or stated value of all outstanding capital stock of Hexcel; plus

  (2)
  paid-in capital or capital surplus relating to such capital stock; plus

  (3)
  any retained earnings or earned surplus; less

  (4)
  any accumulated deficit; less

  (5)
  any amounts attributable to disqualified stock.

        "Consolidated Tangible Assets" of any person means, as of any date of determination, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights and franchises.

        "Credit Agreement" means (i) the Credit and Guaranty Agreement dated as of March 19, 2003, among Hexcel and specified subsidiaries of Hexcel, as borrowers, the Guarantors named therein, the lenders from time to time party thereto, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, London U.K. branch, trading as FleetBoston Financial, as Fronting Bank and Issuing Bank, Fleet National Bank, as Issuing Bank, and Fleet Securities Inc., as Lead Arranger, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and (ii) whether or not the Credit and Guaranty Agreement referred to in clause (i) remains outstanding, if designated by Hexcel to be included in the definition of "Credit Agreement," one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness" means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness (other than hedging obligations) which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of which are committed to lend up to, at least $25.0 million and is specifically designated by Hexcel in the instrument evidencing or governing the Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture in an Officers' Certificate received by the trustee.

        "Disqualified Stock" means, with respect to any person, any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock or (3) is mandatorily redeemable or must be purchased, upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Securities; provided, however, that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such capital stock upon the occurrence of an "asset sale" or "Change of Control" occurring prior to the first anniversary of the Stated Maturity of the Securities shall not constitute Disqualified Stock if (1) the "asset sale" or "Change of Control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the terms applicable to the notes and under "Change of Control" and (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto; and provided further, however, that in no event shall Hexcel's series A convertible preferred stock or series B convertible preferred stock be deemed to be Disqualified Stock.

        "EBITDA" for any period for any person means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of such person and its consolidated Restricted Subsidiaries for such period;

  (2)
  Consolidated Interest Expense for such period;

  (3)
  equity in earnings (losses) of affiliated companies;

  (4)
  depreciation expense and amortization expense of Hexcel and its consolidated Restricted Subsidiaries for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

  (5)
  all other non-cash items of such person and its consolidated Restricted Subsidiaries for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) reducing Consolidated Net Income less all non-cash items increasing Consolidated Net Income for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Hexcel by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Existing Joint Ventures" means: (1) Tech Fab LLC, (2) BHA Aero Composite Parts, Co., Ltd., (3) Asian Composites Manufacturing Sdn Bhd and (4) Hexcel-DIC Partnership.

        "Foreign Subsidiary" means a subsidiary that is incorporated in a jurisdiction other than, and the majority of the assets of which are located outside of, the United States, a State thereof and the District of Columbia.

        "GAAP" means generally accepted accounting principles.

        "Governance Agreement" means the Amended and Restated Governance Agreement dated as of March 19, 2003, among LXH, L.L.C., LXH II, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners Offshore, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Stone Street Fund 2000, L.P. and Hexcel, as may be amended from time to time.

        "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

        provided, however, that the term "guarantee" shall not include:

  (1)
  endorsements for collection or deposit in the ordinary course of business; or

  (2)
  obligations, warranties and indemnities, not with respect to Indebtedness of any person, that have been or are undertaken or made in the ordinary course of business or in connection with any Asset Disposition permitted by the covenant described under the caption "Covenants—Limitation on Asset Dispositions" and not for the benefit of or in favor of an Affiliate of Hexcel or any of its subsidiaries.

        The term "guarantee" used as a verb has a corresponding meaning.

        "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or capital stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided further, however, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as such amendment, modification or waiver does not:

  (1)
  increase the principal or premium thereof or interest rate thereon;

  (2)
  change to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed; or

  (3)
  if such Indebtedness is contractually subordinated in right of payment to the notes, modify or affect, in any manner adverse to the holders, such subordination.

The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of

Indebtedness. Solely for purposes of determining compliance with "Covenants Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on capital stock in the form of additional capital stock of the same class and with the same terms; and

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any person on any date of determination (without duplication):

  (1)
  the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such person for money borrowed; and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

  (2)
  all Capitalized Lease Obligations of such person;

  (3)
  all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

  (5)
  the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such person, or with respect to any subsidiary of such person, the liquidation preference with respect to any preferred stock (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, hedging obligations of such person.

For purposes of this definition, the obligation of such person with respect to the redemption, repayment or repurchase price of any disqualified stock that does not have a fixed redemption,

repayment or repurchase price shall be calculated in accordance with the terms of such stock as if such stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; provided, however, that if such stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such stock as reflected in the most recent financial statements of such person. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such person; provided, however, that:

  (1)
  the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

  (2)
  Indebtedness shall not include any liability for federal, state, local or other taxes.

        "Investment" by any person in any other person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such former person) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such latter person that are or would be classified as investments on a balance sheet of such former person prepared in accordance with GAAP. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under the caption "Covenants—Limitation on Restricted Payments,"

  (1)
  "Investment" shall include the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of any subsidiary of Hexcel at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, Hexcel shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Hexcel's "Investment" in such subsidiary at the time of such redesignation less (y) the portion (proportionate to Hexcel's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Investment Grade Rating" means a rating of BBB- or higher by Standard & Poor's Ratings Group, Inc. and Baa3 or higher by Moody's Investors Service, Inc. or the equivalent of such ratings by Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or by any other Rating Agency selected as provided in the definition of Rating Agency.

        "Issue Date" means the date on which the notes are originally issued.

        "Joint Venture" means the Existing Joint Ventures, and any other joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form which is formed by Hexcel or any Restricted Subsidiary and one or more persons which own, operate or service a Related Business.

        "Net Available Cash" from an Asset Disposition means the aggregate amount of cash received in respect of an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of:

  (1)
  all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Disposition;

  (4)
  any amount of cash required to be placed in escrow by one or more parties to a transaction relating to contingent liabilities associated with an Asset Disposition until such cash is released to Hexcel or a Restricted Subsidiary; and

  (5)
  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, retained by Hexcel or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage stock exchange listing fees, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Permitted Investment" means an Investment

  (1)
  in Hexcel or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  in another person, if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Hexcel or a Restricted Subsidiary; provided, however, that such person's primary business is a Related Business;

  (3)
  in Temporary Cash Investments;

  (4)
  in receivables owing to Hexcel or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Hexcel or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  in loans or advances to officers, directors or employees of Hexcel or any of its subsidiaries for travel, transportation, entertainment, and moving and other relocation expenses and other business expenses that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  in loans or advances to employees made in the ordinary course of business consistent with past practices of Hexcel or such subsidiary, as the case may be;

  (7)
  in stock, obligations or securities received (A) in settlement of debts created in the ordinary course of business and owing to Hexcel or any subsidiary; (B) in satisfaction of judgments; or (C) as consideration in connection with an Asset Disposition permitted pursuant to the covenant described under the caption "Covenants—Limitation on Asset Dispositions;"

  (8)
  deemed to have been made as a result of the acquisition of a person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such person;

  (9)
  in any person where such Investment was acquired by Hexcel or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Hexcel or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Hexcel or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  in any person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by Hexcel or any Restricted Subsidiary;

  (11)
  in any person to the extent such Investments consist of hedging obligations otherwise permitted under the covenant described under "Covenants—Limitation on Indebtedness"; and

  (12)
  in any person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date).

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Plans" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of Hexcel or any subsidiary, or any successor thereof and "Plan" shall have a correlative meaning.

        "Public Equity Offering" means an underwritten primary public offering of common stock of Hexcel pursuant to an effective registration statement under the Securities Act.

        "Qualified Preferred Stock" of a Restricted Subsidiary means a series of preferred stock of such Restricted Subsidiary which (1) has a fixed liquidation preference that is no greater in the aggregate than the sum of (x) the fair market value (as determined in good faith by the Board of Directors at the time of the issuance of such series of preferred stock) of the consideration received by such Restricted Subsidiary for the issuance of such series of preferred stock and (y) accrued and unpaid dividends to the date of liquidation, (2) has a fixed annual dividend and has no right to share in any dividend or other distributions based on the financial or other similar performance of such Restricted Subsidiary and (3) does not entitle the holders thereof to vote in the election of directors, managers or trustees of such Restricted Subsidiary unless such Restricted Subsidiary has failed to pay dividends on such series of preferred stock for a period of at least 12 consecutive calendar months.

        "Qualified Proceeds" means assets that are used or useful in, or a majority of the voting stock of any person engaged in, a businesses conducted by Hexcel and its Restricted Subsidiaries on the Issue Date or businesses which are reasonably related, ancillary or complementary thereto; provided, however, that the fair market value of any such assets or capital stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or capital stock may exceed $5.0 million or more, the fair value shall be determined in writing by an independent investment banking firm of nationally recognized standing.

        "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Hexcel (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

        "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness or Incurred in compliance with the indenture (including Indebtedness of Hexcel that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

  (1)
  the Refinancing Indebtedness has stated maturity no earlier than any stated maturity of the Indebtedness being refinanced;

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) either the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced (including, with respect to both the Refinancing Indebtedness and the Indebtedness being refinanced, amounts then outstanding and amounts available thereunder), plus (y) unpaid interest, prepayment penalties, redemption premiums, defeasance costs, fees, expenses and other amounts owing with respect thereto, plus reasonable financing fees and other reasonable out-of-pocket expenses incurred in connection therewith;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary that refinances Indebtedness of Hexcel.

        "Registration Rights Agreement" means the Exchange and Registration Rights Agreement entered into on February 1, 2005 between Hexcel and Goldman Sachs & Co., as representative of the several initial purchasers.

        "Related Business" means any business conducted by Hexcel and its Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to the business of Hexcel and its Restricted Subsidiaries on the Issue Date.

        "Restricted Payment" with respect to any person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than disqualified stock) and dividends or distributions payable solely to Hexcel or a Restricted Subsidiary, and other pro rata dividends or other distributions made by a subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any capital stock of Hexcel held by any person or of any capital stock of the Restricted Subsidiary held by any Affiliate of Hexcel (other than a Restricted Subsidiary), including the exercise of any option to exchange any capital stock (other than into capital stock of Hexcel that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any person.

        "Restricted Subsidiary" means any subsidiary of Hexcel that is not an Unrestricted Subsidiary.

        "Secured Indebtedness" means any Indebtedness of Hexcel secured by a lien.

        "Senior Indebtedness" means:

  (1)
  all Bank Indebtedness; and

  (2)
  all other Indebtedness of Hexcel, including interest (including interest accruing at the contract rate specified in the Credit Agreement or the documentation governing such other Indebtedness, as applicable (including any rate applicable upon default) on or after the filing of any petition in bankruptcy, or the commencement of any similar state, federal or foreign reorganization or liquidation proceeding, relating to Hexcel, whether or not allowed as a claim against Hexcel in any such proceeding) and fees thereon, whether outstanding on the Issue Date or thereafter issued or Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes;

provided, however, that Senior Indebtedness shall not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by Hexcel;

  (2)
  any accounts payable or other liabilities to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (3)
  any Indebtedness, guarantee or obligation of Hexcel which is contractually subordinate in right of payment to any other Indebtedness, guarantee or obligation of Hexcel, including any Senior Subordinated Indebtedness and any Subordinated Obligations; and

  (4)
  any obligations with respect to any capital stock.

        "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of Hexcel that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Hexcel which is not Senior Indebtedness, including, without limitation, Hexcel's existing 9.75% Senior Subordinated Notes due 2009.

        "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act and the Exchange Act.

        "Specified Properties" shall mean Hexcel's manufacturing plants located in Livermore, California, Welkenraedt, Belgium and Lodi, New Jersey.

        "Stockholders Agreement" means the Stockholders Agreement dated as of March 19, 2003, among Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Berkshire Fund V Investment Corp., Berkshire Fund VI Investment Corp., Berkshire Investors LLC, Greenbriar Co-Investment Partners, L.P., Greenbriar Equity Fund, L.P. and Hexcel, as may be amended from time to time.

        "Subordinated Obligation" means any Indebtedness of Hexcel (whether outstanding on the Issue Date or thereafter incurred) that is contractually subordinated in right of payment to the notes pursuant to a written agreement, including Hexcel's 7% Convertible Debentures due 2011.

        "Subsidiary" of any person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of voting stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such person,

  (2)
  such person and one or more Subsidiaries of such person, or

  (3)
  one or more Subsidiaries of such person.

        Unless the context requires otherwise, "Subsidiary" shall refer to a Subsidiary of Hexcel.

        "Temporary Cash Investments" means any of the following:

  (1)
  investments in U.S. government obligations;

  (2)
  investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the U.S. dollar equivalent thereof) and whose long-term debt is rated "A-" or higher (or such equivalent rating) by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act);

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Hexcel) organized and in existence under the laws of the United States of America or any foreign country recognized by the with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poors Ratings Group or "A" by Moody's Investors Service, Inc.

        "Unrestricted Subsidiary" means:

  (1)
  any subsidiary of Hexcel that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

  (2)
  any subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any subsidiary of Hexcel (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or holds any lien on any property of, Hexcel or any other subsidiary of Hexcel that is not a subsidiary of the subsidiary to be so designated; provided, however, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the caption "Covenants—Limitation on Restricted Payments."

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) Hexcel could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under the caption "Covenants—Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the capital stock of which (other than Qualified Preferred Stock and directors' qualifying shares) is owned by Hexcel or another Wholly Owned Subsidiary.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. Hexcel has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, available to any broker-dealer for use in connection with any resale. In addition, until            , 2005 all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        Hexcel will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer, Hexcel will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Hexcel has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. Hexcel will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of BHA Aero Composite Parts Co., Ltd. as of and for the years ended December 31, 2004 and 2003 incorporated in this prospectus by reference from Hexcel Corporation's Form 10-K for the year ended December 31, 2004 have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to BHA Aero Composite Parts Co., Ltd.'s ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Set forth below is a description of certain provisions of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Company and the Hexcel Corporation 2003 Incentive Stock Plan, as amended (the "Incentive Stock Plan"), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the DGCL, the Certificate of Incorporation of the Company, the Bylaws of the Company and the Incentive Stock Plan, which are incorporated herein by reference.

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity at another corporation or business organization, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (Liability of Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

        The Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, to the full extent permitted by the DGCL. The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. The Certificate of Incorporation further provides that the Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification similar to those provided to the directors and officers of the Company to the employees and agents of the Company who are not directors or officers of the Company.

        Pursuant to the Incentive Stock Plan, no member of the Compensation Committee of the Board of Directors of the Company, or such other committee or committees of the Board of Directors as may be designated by the Board of Directors from time to time to administer the Incentive Stock Plan, shall be liable for any action or determination made in good faith, and the members of such committee or committees shall be entitled to indemnification in the manner provided in the Company's Certificate of Incorporation.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 1 to Hexcel's Registration Statement on Form 8-A dated July 9, 1996, Registration No. 1-08472).
3.2
Certificate of Amendment of the Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).
3.3	Restated Bylaws of Hexcel Corporation (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.1
Indenture dated as of February 1, 2005 between Hexcel Corporation and The Bank of New York, as trustee, relating to the issuance of the 6.75% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 99.1 to Hexcel's Current Report on Form 8-K dated February 4, 2005).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Hexcel Corporation.
12.1	Statement regarding the computation of ratio of earnings to fixed charges for the Company, for the years ending December 31, 2000, 2001, 2002, 2003, and 2004.
23.1	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP.
23.2	Consent of Independent Registered Public Accounting Firm—Deloitte Touche Tohmatsu CPA Ltd. (BHA Aero Composite Parts Co. Ltd.).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included within Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee, under the Indenture relating to the 6.75% Senior Subordinated Notes due 2015.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.5	Form of Exchange Agent Agreement.
99.6	Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on April 20, 2005.

HEXCEL CORPORATION
By:	/s/ DAVID E. BERGES Name: David E. Berges Title: Chief Executive Officer

        KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stephen C. Forsyth and Ira J. Krakower, individually, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ DAVID E. BERGES David E. Berges	Chairman of the Board; Chief Executive Officer; President; Director	April 20, 2005
/s/ STEPHEN C. FORSYTH Stephen C. Forsyth	Executive Vice President; Chief Financial Officer	April 20, 2005
/s/ WILLIAM J. FAZIO William J. Fazio	Controller; Principal Accounting Officer	April 20, 2005
/s/ JOEL S. BECKMAN Joel S. Beckman	Director	April 20, 2005
/s/ H. ARTHUR BELLOWS, JR. H. Arthur Bellows, Jr.	Director	April 20, 2005

/s/ JEFFREY C. CAMBPELL Jeffrey C. Campbell	Director	April 20, 2005
/s/ SANDRA L. DERICKSON Sandra L. Derickson	Director	April 20, 2005
/s/ JAMES J. GAFFNEY James J. Gaffney	Director	April 20, 2005
/s/ SANJEEV K. MEHRA Sanjeev K. Mehra	Director	April 20, 2005
/s/ PETER M. SACERDOTE Peter M. Sacerdote	Director	April 20, 2005
/s/ ROBERT J. SMALL Robert J. Small	Director	April 20, 2005
/s/ MARTIN L. SOLOMON Martin L. Solomon	Director	April 20, 2005

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 1 to Hexcel's Registration Statement on Form 8-A dated July 9, 1996, Registration No. 1-08472).
3.2
Certificate of Amendment of the Restated Certificate of Incorporation of Hexcel Corporation (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed on March 31, 2003).
3.3	Restated Bylaws of Hexcel Corporation (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.1
Indenture dated as of February 1, 2005 between Hexcel Corporation and The Bank of New York, as trustee, relating to the issuance of the 6.75% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 99.1 to Hexcel's Current Report on Form 8-K dated February 4, 2005).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Hexcel Corporation.
12.1	Statement regarding the computation of ratio of earnings to fixed charges for the Company, for the years ending December 31, 2000, 2001, 2002, 2003, and 2004.
23.1	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP.
23.2	Consent of Independent Registered Public Accounting Firm—Deloitte Touche Tohmatsu CPA Ltd. (BHA Aero Composite Parts Co. Ltd.).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included within Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee, under the Indenture relating to the 6.75% Senior Subordinated Notes due 2015.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.5	Form of Exchange Agent Agreement.
99.6	Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

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TABLE OF CONTENTS
AVAILABLE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
Summary of the Exchange Offer
Summary of Terms of The Exchange Notes
Overview of Hexcel
Refinancing Transactions
Risk Factors
Additional Information
SUMMARY CONSOLIDATED FINANCIAL DATA
SUMMARY CONSOLIDATED FINANCIAL DATA
Notes to Summary Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET December 31, 2004 (in millions)
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS Year Ended December 31, 2004 (in millions, except per share data)
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
SELECTED CONSOLIDATED FINANCIAL INFORMATION
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX